As Filed with the United States Securities and Exchange Commission on March 20, 2007

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2/A -Amendment 1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DUKE MOUNTAIN RESOURCES, INC.

(Exact name of Registrant as Specified in its Charter)

NEVADA

(State of other jurisdiction of incorporation or organization)

1000

(Primary Standard Industrial Classification Code)

98-0503336

(I.R.S. Employer Identification Number)

1990 Tolmie Street, Vancouver, BC V6R 4C2, Canada

Telephone: 778-329-2200

 (Address and telephone number of principal executive offices)

Corporate Creations Network, Inc, 8275 South Eastern Ave #200-47

Las Vegas, NV 89123

Telephone: 305-672-0686

 (Name, address and telephone number of agent for service)

Copies of all communications and notices to:

Joseph Sierchio, Esq.

Sierchio Greco & Greco, LLP

720 Fifth Avenue

New York, New York 10019

Telephone: (212) 246-3030

Facsimile: (212) 246-2225

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price (1)	Amount Of Registration Fee
Units consisting of one share of common stock, and two share purchase warrants	1,000,000	$0.40	$400,000.00	43.00
Common stock, par value $0.001per share(2)	1,000,000	--	0.00	$0.00
Class A Warrants (3)	1,000,000	--	0.00	0.00
Class B Warrants (4)	1,000,000	--	0.00	0.00
Common stock to be issued upon exercise of Class A Warrants	1,000,000	$0.50	$500,000.00	54.00
Common stock to be issued upon exercise of Class B Warrants	1,000,000	0.550	$550,000.00	59.00
TOTAL NUMBER OF COMMON SHARES	3,000,000	--	$1,450,000.00	$156.00

(1)	This price was arbitrarily determined by Duke Mountain Resources, Inc.
(2)	Common stock constituting a part of the Units.
(3)	Warrants constituting a part of the Units.
(4)	Warrants constituting a part of the Units.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to section 8(a), may determine

SUBJECT TO COMPLETION, DATED MARCH 20, 2007

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sales is not permitted.

PROSPECTUS

DUKE MOUNTAIN RESOURCES, INC.

1,000,000 Units

This is our initial public offering.  We are offering up to a total of 1,000,000 Units, at a price of $0.40 per Units with a requirement to sell a minimum of 500,000 Units in order to consummate the offering. Each Unit consists of one share of common stock, one Class A Non-redeemable Warrant to purchase a share of common stock at $.50 per share for a period of 5 years from the date of issuance, and one Class B Non-redeemable Warrant to purchase a share of common stock at $.55 per share for a period of 5 years from the date of issuance. The Units will be sold by Herdev S. Rayat (our President and director) and Gregory R. Thomson ,(our director) without any involvement of underwriters or broker-dealers. There are no minimum purchase requirements by you.  The warrants are immediately detachable from the common stock and will be separately tradable. There is no trading market for our common stock.

In the event that 500,000 Units are not sold within 180 days, at our sole discretion, we may extend the offering for an additional 90 days. In the event that 500,000 Units are not sold within the 180 days of the date of this prospectus, or within the additional 90 days if extended, all money received by us will be promptly returned to the subscribers without interest or deduction of any kind. If at least 500,000 Units are sold within 180 days, or within the additional 90 days, if extended, all money received by us will be retained by us and there will be no refund. In any case, interest earned on the money will be retained by us. Funds will be held in a separate account at CIBC, 1427 Kingsway, Vancouver, British Columbia. The foregoing account is not an escrow, trust or similar account. It is merely a separate account under our control where we have segregated your funds. No compensation is to be paid to any person for the offer and sale of the Units.  Upon the sale of 500,000 Units, the proceeds from the sale of those Units, as well as the proceeds of any Units subsequently sold, will be made immediately available to us for our use as more fully described in the “Use of Proceeds” section of this prospectus.  Please refer to “Plan of Distribution.”

We intend to offer and sell the shares in a number of jurisdictions in the United States, including Arizona, California, Florida, Michigan, New York, North Carolina, Washington, Oregon and Texas, as well as British Columbia, Canada.  The securities offered by this Prospectus have not been registered in the State of Florida.  When sales are made to five or more persons in the State of Florida, any sale of the securities in the State of Florida shall be voided by the purchasers of those shares within three days after the receipt of consideration by us from those purchasers.  Residents of British Columbia have the right to rescind their purchase by written notice given within two days of their purchase.

This offering is highly speculative and involves risks. See "Risk Factors" beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

	Price to Public	Proceeds to us if the Minimum is Sold (1)	Proceeds to us if the Maximum is Sold (1)
Per Unit	$0.40	$0.40	$0.40
Total	$400,000	$200,000	$400,000

(1)  Does not include estimated offering expenses of $35,000 or the proceeds that we would receive if all or some of the warrants were exercised.

The Date of This Prospectus Is: ________, 2007

TABLE OF CONTENTS

Page

Prospectus Summary

3

Risk Factors

8

Forwarding Looking-Statements

14

Determination of Offering Price

14

Use of Proceeds

14

Dilution

16

Plan of Distribution

18

Organization Within Last Five Years

23

Description of Business and Properties

23

Management’s Discussion and Analysis or Plan of Operations

36

Directors, Executive Officers, Promoters and Control Persons

41

Executive Compensation

43

Security Ownership of Certain Beneficial Owners and Management

44

Certain Relationships and Related Transactions

44

Market for Common Equity and Related Stockholder Matters

45

Description of Securities

47

Legal Matters

49

Experts

49

Interest of Named Experts and Counsel

49

Changes in and Disagreements with Accountants

50

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

50

Available Information

50

Financial Statements

51-66

Until ninety days after the date this registration statement is declared effective, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

You should rely only on the information contained in this prospectus or any supplement hereto.  We have not authorized anyone to provide you with different information.  If anyone provides you with different information you should not rely on it.  We are not making an offer to sell the common stock in any jurisdiction where the offer is not permitted.  You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus or any supplement hereto, regardless of the date of delivery of this prospectus or any supplement hereto, or the sale of common stock.  Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

This summary contains material information about us and the offering which is described in detail elsewhere in the prospectus.  Since it may not include all of the information you may consider important or relevant to your investment decision, you should read the entire prospectus carefully, including the more detailed information regarding our company, the risks of purchasing our common stock discussed under "Risk Factors" on page7, and our financial statements and the accompanying notes.

Unless the context otherwise requires, the terms “we,” “our,” “us,” the “Company” and “Duke Mountain” refer to Duke Mountain Resources, Inc., a Nevada corporation.

Currency and Exchange Rate Information

Our reporting currency is the United States dollar.  The term “exchange rate” means that noon buying rate in New York City for cable transfer in Canadian dollars as certified for customs proposed by the Federal Reserve Bank of New York.  The exchange rate on July 31, 2006, the date of the audited financial statements included herein, was $1.1350. The exchange rate for the period up to October 31, 2006 was 1.1210.

About Us

We were incorporated on May 3, 2006 under the laws of the state of Nevada. Our principal offices are located at 1990 Tolmie Street, Vancouver, BC. Our phone number is 778-329-2200.  Our fax number is 604-228-0820.

We are an exploration stage company engaged in the acquisition and exploration of mineral properties. We currently own a 100% undivided interest in three mineral properties all of which are located in the Province of British Columbia, Canada. Since we are in the exploration stage of our business plan, we have not yet earned any revenues from our planned operations.  As of July 31, 2006 we had $165,068 cash on hand. From our inception through July 31, 2006 we have incurred a net loss of $6,933.

Our Properties

Our properties are:

The GoldStar Property

On June 16, 2006 we entered into a sale and acquisition agreement whereby we acquired a 100% interest in the Goldstar Property from Mr. James (Jim) Laird, of Laird Exploration Ltd. for $10,000. Our interest in the Goldstar Property is subject to a 3% net smelter return (“NSR”).

The Goldstar Property lies along the south valley side of Putnam Creek, within the North Okanagan region of southern British Columbia.  The property is accessed by traveling 15 kilometres north from the town of Lumby, B.C., located on Highway 6.  The Goldstar Property comprises two MTO mineral claims containing nine cell claim Units totaling 185.423 hectares in area.  In British Columbia, each unit equals approximately 20 hectares.

A geology report dated June 14, 2006 with respect to the Goldstar Propery was prepared for us by Greg Thomson B.Sc., P.Geo., and James Laird, Laird Exploration Ltd. The Goldstar Report contains particulars of recent sampling and geological investigation of the area and sets forth a proposed budget for a three phase work program estimated to cost an aggregate of approximately $217,000. The exploration program is composed of three results-contingent stages. Please refer to “Description of Business and Properties” and “Management’s Discussion and Analysis or Plan of Operation.”

The Rosewall Gold Property

On June 16, 2006 we entered into a sale and acquisition agreement whereby we acquired a 100% interest in the Rosewall Gold Property from Mr. James Laird, of Laird Exploration Ltd., for $15,000. Our interest in the Rosewall Gold Property is subject to a 3% NSR.

The Rosewall Property is located in eastern-central Vancouver Island, north of Horne Lake, near the headwaters of Rosewall Creek and Qualicum River.  The Rosewall Gold Property comprises one MTO mineral claim containing 7 cell claim units totaling 147.115 hectares in area.

A geology report dated June 14, 2006 with respect to the Rosewall Gold Propery was prepared for us by Greg Thomson B.Sc., P.Geo., and James Laird of Laird Exploration Ltd.  The Rosewall Report contains particulars of recent sampling and geological investigation of the area and sets forth a proposed budget for a three phase initial work program on the Rosewall Gold Property estimated to cost approximately $212,000. The exploration program is composed of three results-contingent stages. Please refer to “Description of Business and Properties” and “Management’s Discussion and Analysis or Plan of Operation.”

The Waterloo Creek Property

On May 19, 2006 we entered into a sale and acquisition agreement whereby we acquired a 100% interest in the Waterloo Creek Property from Mr. James (Jim) Laird, of Laird Exploration Ltd. for $15,000. Our interest in the Waterloo Creek Property is subject to a 3% NSR .

The Waterloo Creek Property is located west of the town of Bowser, B.C. on the east-central coastal region of Vancouver Island. The property comprises two mineral claims totaling 189.112 hectares in area.  Access to the property is gained via logging roads from Bowser up the Rosewall Creek drainage to the north-east slope of Mt Curran.

A geology report dated May 15, 2006 with respect to the Waterloo Creek Property was prepared for us by Greg Thomson B.Sc., P.Geo and James Laird, Laird Exploration Ltd.  The Waterloo Creek Report contains particulars of recent sampling and geological investigations of the area and sets forth a proposed budget for a three phase initial work program on the Waterloo Creek Property estimated cost  approximately $265,000. The exploration program is composed of three results-contingent stages. Please refer to “Description of Business and Properties” and “Management’s Discussion and Analysis or Plan of Operation.”

On June 19, 2006 our President and CEO, using the online staking system operated by the Government of British Columbia, claimed on our behalf the area between the Waterloo Creek Property and Rosewall Gold Property to combine the separate properties into one claim block. This claim has four Tenure numbers: 525454, 532950, 535928 and 525453. The total area is approximately 860 hectacres. The cost to acquire these new claims was $186.

Under the British Columbia Mineral Tenure Act, title to British Columbia mineral claims can only be held by individuals or British Columbia corporations. Because of this regulation, the purchase agreements pursuant to which we acquired our properties, contained provisions pursuant to which our President, Mr. Herdev S. Rayat, agreed to hold title to the mineral claims in trust for us until we can determine whether there is a commercially viable mineral deposit on our claims. At that time, Mr. Rayat will transfer, without any further consideration, title to the subject mineral claims to an entity formed by us for the purpose of holding title to the property in question.

Our Exploration Strategy

Our plan of operations is to conduct mineral exploration activities on our properties in order to assess whether they possess commercially exploitable mineral deposits.  Our initial exploration program is designed to develop a detailed geological base model for each of our properties. We have not, nor to our knowledge has any prior owner of any of our properties, identified any commercially exploitable reserves of minerals on the property. There is no assurance that a commercially viable mineral deposit exists on any of our properties.  Please refer to “Risk Factors.”

As of the date of this prospectus, we have not started our exploration program, but permitting for initial exploration work has been obtained. Although we anticipate initiating exploration activities on all three of our properties, at this time we are uncertain of the number of the recommended mineral exploration phases we will conduct on each of our properties before concluding that there are, or are not, commercially viable minerals on the property. The decision to proceed to the next exploration phase will be dependent upon the results of the prior exploration phase and the recommendation of our consulting geologist at that time. Please refer to “Description of Business and Properties” and “Management’s Discussion and Analysis or Plan of Operation.”

We anticipate that if we only raise the minimum amount, we will have sufficient funds to carry out the initial two phases on each of our properties, or focus our activities on specific properties if warranted; in such a case, the decision to conduct additional recommended exploration program will be dependent upon a number of factors such as our consulting geologist’s recommendations based upon results of our exploration program and available financing at that time. If we raise the maximum amount, we anticipate that we will have sufficient funds to complete all of the recommended exploration phases on at least two of our properties if warranted. Please refer to “Description of Business and Properties” and “Management’s Discussion and Analysis or Plan of Operation.”

The Offering

We are offering for sale up to a total of 1,000,000 Units, at a price of $0.40 per Unit with a requirement to sell at least 500,000 Units in order to consummate the offering.

Each Unit consists of one share of common stock, one Class A Non-redeemable Warrant to purchase a share of common stock at $.50 per share for a period of 5 years from the date of issuance and one Class B Non-redeemable Warrant to purchase a share of common stock at $.55 per share for a period of 5 years from the date of issuance.  There are no minimum purchase requirements.  The warrants are immediately detachable from the Common Stock and will be traded separately.

The offering period will be 180 days from the date of this prospectus unless extended by us, in our sole discretion, for an additional 90 days. In the event that 500,000 Units are not sold within the 180 days, or within the additional 90 days if extended, all money received by us will be promptly (generally within three business days of the termination of the offering) returned to you without interest or deduction of any kind. If at least 500,000 Units are sold within 180 days, or within the additional 90 days, if extended, all money received by us will be retained by us and there will be no refund.  No compensation is to be paid to any person for the offer and sale of the Units. Pending such distribution of the funds, all funds received by us will be held in a separate account at CIBC, 1427 Kingsway, Vancouver, British Columbia, Canada. The foregoing account is not an escrow, trust or similar account. It is merely a separate account under our control where we have segregated your funds. Interest earned on the funds held in the account will be retained by us. Although the signatures of both of our directors are required to withdraw funds from the account, there are no special provisions in our bank account agreement with CIBC pertaining to this offering and/or the return of funds to investors. Please refer to “Plan of Distribution ” and “Risk Factors.”

Investor Suitability Standards

If you are a resident of Alberta or British Columbia, Canada, you will need to satisfy certain criteria in order to purchase any of the Units we are offering.  Please refer to “Plan of Distribution.”

Use of Proceeds

If approximately $400,000 is raised from this offering, we expect to have sufficient funds to carry out all of the recommended exploration activities on our mineral claims If we sell less than the maximum number of Units offered, we will proceed with the completion of the first two recommended exploration phases on each of our properties (subject to our obtaining exploration results warranting continued exploration expenditures).  Please refer to “Use of Proceeds.”

Our Common Stock

Our authorized capital stock consists of stock of 76,000,000 shares of common stock, each with a par value of $.001, of which 11,405,000 shares are issued and outstanding as of the date of this prospectus. No preferred shares, options, warrants, or other rights to acquire shares of common stock are outstanding as of the date of this prospectus.  Based on the number of shares of common stock currently outstanding and assuming that all 1,000,000 Units offered pursuant to this prospectus are sold, a total of 12,405,000 shares of common stock will be outstanding after the offering. This total does not include any shares of common stock to be issued upon the exercise of either the Class A Non-redeemable Warrants or the Class B Non-redeemable Warrants.  Please refer to  “Description of Securities.”

Summary of Financial Information

The following summary statement of operations and summary balance sheet data are derived from our financial statements for the period ended July 31, 2006. This information should be read in conjunction with the audited consolidated financial statements and the related notes appearing elsewhere in this prospectus.

Balance Sheet Data	July 31, 2006 (audited) ($)
Cash	$165,068
Total Assets	$215,068
Liabilities	$0
Total Stockholders’ Equity	$215,068
Accumulated Deficit	$6,932

Operating Data	From May 6, 2006 (date of inception) to July 31, 2006 (Unaudited) Cumulative ($)

Revenue	Nil
Net Loss for Period	$6,932

RISK FACTORS

An investment in our common stock involves a high degree of risk.  You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock.  If any of the following risks occur, our business, operating results and financial condition could be seriously harmed.  The trading price of our common stock and the value of our company could decline over time due to any of these risks, and you may lose all or part of your investment.

We have yet to earn revenue and, because our ability to sustain our operations is dependent on our ability to raise financing, our auditors have expressed an opinion that there is substantial doubt about our ability to continue as a going concern.

We have incurred a net loss of $6,932 for the period from May 3, 2006 (inception) to July 31, 2006, and have no revenues.  Our future is dependent upon our ability to obtain financing and upon future profitable operations from the commercial exploitation of our mineral claims.  These factors raise substantial doubt that we will be able to continue as a going concern.

Our independent auditor has expressed substantial doubt about our ability to continue as a going concern given our accumulated losses. This opinion could materially limit our ability to raise additional funds by issuing new debt or equity securities or otherwise. If we fail to raise sufficient capital, we will not be able to complete our business plan. As a result we may have to liquidate our business and you may lose your investment. You should consider our auditor's comments in deciding to purchase the Units.

If we do not obtain additional financing, we will need to curtail our exploration activities and our business may fail, in which case you may lose your investment.

For the next year of operations, our current operating funds should be sufficient to cover the initial phase of our exploration program, in addition to providing funds for anticipated operating overheads, professional fees and regulatory filing fees.  However, our existing funds may be insufficient if the actual costs of our exploration program significantly exceed our estimates or if we decide to proceed to or beyond Phases 2 and 3 of our exploration program or if we decided to begin mining efforts in the event that it is determined that our property contains mineral reserves. Therefore, we will need to obtain additional financing in order to complete our full business plan.

In order for us to perform any further exploration or extensive testing past the first phase we will need to obtain additional financing.  As of July 31, 2006 we had cash in the amount of $165,068.  We currently do not have any operations and we have no income.  Our business plan calls for significant expenses in connection with the exploration of our mineral claims.  If we complete the offering, we will have sufficient funds to carry out the proposed phases 1 and 2 exploration work for approximately $275,000 exploration program on all of our properties (to the extent warranted by our exploration results), and phase 3 exploration work on at least two of our properties, if warranted.  If further exploration programs are warranted, we will require additional financing to complete the follow-up programs.

We will require additional financing to sustain our business operations if we are not successful in earning revenues once exploration is complete.  If our exploration programs are successful in discovering ore of commercial tonnage and grade, we will require additional funds in order to place our properties into commercial production.  We currently do not have any arrangements for financing and we may not be able to obtain financing when required.  Obtaining additional financing would be subject to a number of factors many of which are beyond our control, including the market prices for copper and gold and the costs of exploring for or mining these materials.  These factors may make the timing, amount, terms or conditions of additional financing unavailable to us.

Because of the difficulties and uncertainties inherent in the mineral exploration business, we face a high risk of business failure.

Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises.  The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake.  These potential problems include, but are not limited to, unanticipated problems relating to exploration, and additional costs and expenses that may exceed current estimates.  The expenditures to be made by us in the exploration of the mineral claims may not result in the discovery of mineral deposits.  Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts.

Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business.

The search for valuable minerals involves numerous hazards.  As a result, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure.  At the present time we have no coverage to insure against these hazards.  The payment of such liabilities may have a material adverse effect on our financial position.

We have no known mineral reserves and if we cannot find any, we will have to cease operations.

We have no mineral reserves. If we do not find a mineral reserve containing gold, copper, or silver or if we cannot complete the exploration of the mineral reserve, either because we do not have the money to do it or because it will not be economically feasible to do it, we will have to cease operations and you will lose your investment. Mineral exploration is highly speculative. It involves many risks and is often non-productive. Even if we are able to find mineral reserves on our property our production capability is subject to further risks including:

•

Costs of bringing the property into production including exploration work, preparation of production feasibility studies, and construction of production facilities, all of which we have not budgeted for;

•

Availability and costs of financing;

•

Ongoing costs of production; and

•

Environmental compliance regulations and restraints.

The marketability of any minerals acquired or discovered may be affected by numerous factors which are beyond our control and which cannot be accurately predicted, such as market fluctuations, the lack of milling facilities and processing equipment near our properties, and such other factors as government regulations, including regulations relating to allowable production, importing and exporting of minerals, and environmental protection.

Given the above noted risks, the chances of finding reserves on our mineral properties are remote and funds expended on exploration will likely be lost.

Because we will be subject to compliance with government regulation which may change, the anticipated costs of our exploration program may increase and require us to curtail or cease our operations.

There are several governmental regulations that materially restrict mineral exploration or exploitation.  We will be subject to the Mining Act of British Columbia as we carry out our exploration programs.  We may be required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these regulations.  While our planned exploration program budgets for regulatory compliance, there is a risk that new regulations could increase our costs of doing business and prevent us from carrying out our exploration program.  Permitting for the initial phases of exploration work on each of our properties has not been received. Phase 1 does not require any permits. Phases 2 and 3 will be subject to permits if any type of work, like rock trenching, blasting or establishing cut-line grids is to be conducted. There is no cost for these permits other than the costs incurred by the geologist to file these with the Government of British Columbia on behalf of the Company. If any future regulatory requirements, applicable to our operations, increase the cost of our compliance, we may find it necessary to curtail or cease our exploration activities, in which event you may lose your investment.

Because the Province of British Columbia owns the land covered by our mineral claims and native land claims might affect our title to the mineral claims or to British Columbia’s title to the property, our business plan may fail.

We are unaware of any outstanding native land claims with respect to any of our properties.  However, it is possible that a native land claim could be made in the future.  The federal and provincial government policy at this time is to consult with all potentially affected native bands and other stakeholders in the area of any potential mining.  Should we encounter a situation where a native person or group claims an interest in our claims, we may be able to provide compensation to the affected party in order to continue with our exploration work, or if such an option is not available, we may have to relinquish our interest in these claims.  In either case, the costs and/or losses could be greater than our financial capacity and our business would fail.

If a market for our common stock does not develop, shareholders may be unable to sell their shares.

A market for our common stock may never develop.  Our shares may never be quoted on the NASD Over-the-Counter Bulletin Board (the “Bulletin Board”) or, if quoted, a public market may not materialize.  If our common stock is not quoted on the Bulletin Board or if a public market for our common stock does not develop, investors may not be able to re-sell the shares of our common stock that they have purchased and may lose all of their investment.

The value and transferability of our shares may be adversely impacted by the lack of a trading market for our shares and the penny stock rules.

There is no current trading market for our shares and it is possible that a trading market will not develop, or, if a trading market does develop, that it will be sustained.  To the extent that a market develops for our shares at all, they will likely appear in what is customarily known at the “pink sheets” or on the Bulletin Board, which may limit their marketability and liquidity.

To date, neither we nor anyone acting on our behalf has taken any affirmative steps to request or encourage any broker/dealer to act as a market maker for our shares.  Further, we have not had any discussions with any market maker regarding the participation of any market maker in the future trading market, if any, for our shares.

In addition, holders of our common stock may experience substantial difficulty in selling their securities as a result of the “penny stock rules.”  Our common stock is covered by the penny stock rules, a Securities and Exchange Commission (“SEC” or the “Commission”) rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors, generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse.  For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and transaction prior to the sale.  Consequently, the rule may affect the ability of broker-dealers to sell our securities and also may affect the ability of purchasers of our stock to sell their shares in the secondary market.  It may also cause fewer broker dealers to make a market in our stock.

In addition to the "penny stock" rules promulgated by the SEC, the NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer.  Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information.  Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers.  The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Because our sole executive officer and director, Herdev S. Rayat, owns 87.5% of our outstanding common stock, investors may find that corporate decisions controlled by Mr. Rayat are inconsistent with the interests of other stockholders.

Herdev S. Rayat, our President, controls 87.5 % of our issued and outstanding shares of common stock. Accordingly, in accordance with our Articles of Incorporation and Bylaws, Mr. Rayat is able to control who is elected to our board of directors and thus could act, or could have the power to act, as our management. Since Mr. Rayat is not simply a passive investor but is also one of our active executives, his interests as an executive may, at times, be adverse to those of passive investors. Where those conflicts exist, our shareholders will be dependent upon Mr. Rayat exercising, in a manner fair to all of our shareholders, his fiduciary duties as an officer or as a member of our Board of Directors. Also, due to his stock ownership position, Mr. Rayat will have: (i) the ability to control the outcome of most corporate actions requiring stockholder approval, including amendments to our articles of incorporation; (ii) the ability to control corporate combinations or similar transactions that might benefit minority stockholders which may be rejected by Mr. Rayat to their detriment, and (iii) control over transactions between him and us.

You will incur immediate substantial dilution in the value of their shares.

You will suffer an immediate substantial dilution in the value of your shares.  While you paid $0.40 for each share, the net tangible book value will immediately decline to $0.03 get figure from auditor upon completion of this offering.  As a result, you will suffer and immediate loss in the value of your shares.  Please refer to “Dilution.”

Future sales of shares by us may reduce the value of our stock.

. Since our inception, we have relied on such equity sales of our common stock to fund our operations. We may conduct further equity offerings in the future to finance our current projects or to finance subsequent projects that we decide to undertake. If common stock is issued in return for additional funds, the price per share could be lower than that paid by our current stockholders. We anticipate continuing to rely on equity sales of our common stock in order to fund our business operations. If we issue additional stock, your percentage interest in us will be diluted. The result of this could reduce the value of your stock

The offering price of the Units was arbitrarily determined by us and thus is not an indication of the stock’s valuation.

Prior to this offering, there has been no public trading market for our shares.  The initial public offering price of our shares (constituting a portion of the Units offered for sale) has been arbitrary determined by us and does not bear any relationship to established valuation criteria such as assets, book value or prospective earnings.  Among the factors considered by us were the proceeds to be raised by the offering, the lack of trading market, the amount of capital to be contributed by the public in proportion to the amount of stock to be retained by present stockholders and our relative requirements.  As the offering price of our shares has been arbitrarily determined, the stock’s valuation, if a market were to develop, may be significantly lower than the offering price.

Because there is no escrow, trust or similar account, in which your subscription funds will be held pending our sale of the minimum number of Units,  your subscription funds could be seized by creditors. If that occurs  you could lose your investment.

There is no escrow, trust or similar account in which your subscription will be deposited. Your subscription funds will be deposited in a separate bank account under our name. As a result, if we are sued for any reason and a judgment is rendered against us, your subscription funds held on deposited could be seized in a garnishment proceeding and you could lose your investment, even if we fail to raise the minimum amount in this offering. Moreover, although the signatures of both our directors are required for the withdrawal of funds from the account, the bank account agreement does not refer to nor does it contain any provisions relating to this offering or to the terms and conditions under which the subscription funds will be either returned to you or released to us.

Enforceability Of Civil Liabilities Against Foreign Persons

We are a company incorporated under the laws of Nevada but because we are a company headquartered in Canada our investors may have difficulty enforcing civil liabilities under the U.S. federal securities laws against our officers and directors, especially because some of our directors and officers reside in Canada.  Because some of our assets are located outside the U.S., it may be difficult for an investor to sue, for any reason, us or any of our directors or officers through U.S. jurisdictions.  If an investor was able to obtain a judgment against us or any of our directors or officers in a U.S. court based on U.S. securities laws or other reasons, it may be difficult to enforce such judgment in Canada.  We are uncertain as to the enforceability, in original actions in Canadian courts, of liability based upon the U.S. federal securities laws and as to the enforceability in Canadian courts of judgments of U.S. courts obtained in actions based upon the civil liability provisions of the U.S. federal securities laws.

Compliance With Changing Regulation Of Corporate Governance And Public Disclosure May Result In Additional Expenses.

Keeping abreast of, and in compliance with, changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and, in the event we are ever approved for listing on either NASDAQ or a registered exchange, NASDAQ and stock exchange rules, will require an increased amount of management attention and external resources.  We intend to continue to invest all reasonably necessary resources to comply with evolving standards, which may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements.  Such forward-looking statements include statements regarding, among other things, (a) our projected sales, profitability, and cash flows (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital.  Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology.  This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements.  These statements may be found under “Plan of Operations” and “Description of Business and Properties,” as well as in this prospectus generally.  Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally.  In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur.

The Private Securities Litigation Reform Act of 1995, which provides a “safe harbor” for similar statements by existing public companies, does not apply to our offering because, as this is our initial public filing, we are not yet a reporting issuer.  In addition, the Private Securities Litigation Reform Act of 1995 does not apply to us because our stock qualifies as “penny stock.”

DETERMINATION OF OFFERING PRICE

The $0.40 per Unit offering price was arbitrarily chosen.  There is no public market for our common stock.  Consequently, the offering price has been determined by us in part in consideration of our estimate of our business potential, financial condition, capital requirements, our assessment of general condition of the capital markets and the fact that we are conducting the offering directly without the assistance of an underwriter.  There is no relationship whatsoever between this price and our assets, earnings, book value or any other objective criteria of value.  Accordingly, you should not consider the offering price to be an indication of the actual value of the shares offered.

USE OF PROCEEDS

We are offering up to a maximum of 1,000,000 Units with a requirement to sell a minimum of 500,000 Units in order to complete the offering.  There are no minimum purchase requirements and no arrangements to place the funds in an escrow, trust or similar account pending the sale of the minimum of 500,000 Units.

The gross proceeds from the offering will be $200,000 if the minimum number of Units is sold and $400,000 if the maximum number of Units is sold. We do not know how many Units we will actually sell. For us to complete the offering we must sell between 500,000 and 1,000,000 Units.  Please refer to “Plan of Distribution.”

We intend to use the proceeds of this offering at various levels of Units sales as follows:

Category	Minimum Number of Units Sold	75% of The Maximum Number of Units Sold	Maximum Number of Units Sold
Proceeds From The Offering	$200,000	$300,000	$400,000
Exploration Expenses: (1)
Goldstar Property	$50,000	$80,000	$80,000
Rosewall Gold Property	$50,000	$80,000	$84,000
Waterloo Property	$65,000	$105,000	$110,000
Costs of the Offering (2)	$35,000	$35,000	$35,000
Website Development	$0	$0	$15,000
Working Capital (3)	$0	$0	$86,000
TOTAL	$200,000	$300,000	$400,000

 (1)

Exploration expenditures include, but are not limited to, fees to be paid for consulting services connected with exploration, the cost of core drilling, and cost of analyzing core samples as more fully detailed in the engineering report described under the caption “Description of Business and Properties.” Our allocated use of proceed for our exploration program assumes that the results of each phase of our proposed exploration program warrant continued exploration of the subject property.

(2)

Estimated offering expenses.

(3)

Working capital is the cost related to operating our office and complying with regulatory requirements.

As of the date of this prospectus, we have not started our exploration program, but permitting for initial exploration work has been obtained. Although we anticipate initiating exploration activities on all three of our properties, at this time we are uncertain of the number of the recommended mineral exploration phases we will conduct on each of our properties before concluding that there are, or are not, commercially viable minerals on the property. The decision to proceed to the next exploration phase will be dependent upon the results of the prior exploration phase and the recommendation of our consulting geologist at that time. Please refer to “Description of Business and Properties” and “Management’s Discussion and Analysis or Plan of Operation.”

We anticipate that if we only raise the minimum amount, we will have sufficient funds to carry out the initial two phases on each of our properties, or focus our activities on specific properties if warranted; in such a case, the decision to conduct additional recommended exploration program will be dependent upon a number of factors such as our consulting geologist’s recommendations based upon results of our exploration program and available financing at that time. If we raise the maximum amount, we anticipate that we will have sufficient funds to complete all of the recommended exploration phases on at least two of our properties if warranted. Please refer to “Description of Business and Properties” and “Management’s Discussion and Analysis or Plan of Operation.”

While we currently intend to use the proceeds of this offering substantially in the manner set forth above, we reserve the right to reassign the use if, in the judgment of our board of directors, changes are necessary or advisable.  At present, no material changes are contemplated.  Should there be any material changes in the above projected use of proceeds in connection with this offering, we will issue an amended Prospectus reflecting the same.  It is comprised of expenses for telephone service, mail, stationary, accounting, acquisition of office equipment and supplies, legal and accounting fees related to filing reports with the SEC, and the salary of one part time secretary, assuming the maximum number of shares are sold, if needed.

The amounts and timing of our actual expenditures will depend on numerous factors, including marketing and sales activities, and the growth of our customer base.  We may find it necessary to use portions of the net proceeds for other purposes.  We believe that proceeds from the offering plus cash on h and will be adequate to fund our operations for at least the next 12 months.  Please refer to “Management’s Discussion and Analysis or Plan of Operation.”

Pending these uses, we intend to invest our net proceeds in short-term, investment grade securities, at prevailing market rates of interest.

Except as described in this Prospectus, no portion of the proceeds of the offering will be paid to our officers and directors.

DILUTION

Our shareholders equity as of July 31, 2006, was $215,068 or $0.02 per share of common stock. Shareholders equity per share is equal to the amount of total shares issued (total shares plus paid-in capital minus expenses) divided by the number of shares of common stock outstanding on July 31, 2006.

Assuming the sale of all of the Units offered pursuant to this prospectus at a price of $0.40 per Units, then, after deducting estimated offering expenses aggregating $35,000 (but without taking into account the shares to be issued upon exercise of the warrants), the net tangible book value of our company as of July 31, 2006, would have been $570,068 or $0.05 per share of common stock. This represents an immediate increase in net tangible book value of $0.03 per share to existing stockholders and an immediate dilution in net tangible book value of $0.37 per share to new investors. The following table illustrates this per share dilution:

Offering price per share	$0.40
Net tangible book value per share before this offering	$0.02
Increase in net tangible book value attributable to new investors	$0.03
Net tangible book value per share after this offering	$0.05
Dilution per share to new investors	$0.37
Percentage dilution	93%

Assuming the sale of three quarters (750,000) of the Units offered pursuant to this prospectus at a price of $0.40 per Units, then, after deducting estimated offering expenses aggregating $35,000 (but without taking into account the shares to be issued upon exercise of the warrants), the net tangible book value of our company as of July 31, 2006, would have been $480,068 or $.04 per share of common stock. This represents an immediate increase in net tangible book value of $0.02 per share to existing stockholders and an immediate dilution in net tangible book value of $0.36 per share to new investors. The following table illustrates this per share dilution:

Offering price per share	$0.40
Net tangible book value per share before this offering	$0.02
Increase in net tangible book value attributable to new investors	$0.02
Net tangible book value per share after this offering	$0.04
Dilution per share to new investors	$0.36
Percentage dilution	90%

Assuming the sale of the minimum number (500,000) of the Units offered pursuant to this prospectus at a price of $0.40 per Units, then, after deducting estimated offering expenses aggregating $35,000 (but without taking into account the shares to be issued upon exercise of the warrants), the net tangible book value of our company as of July 31, 2006, would have been $380,000, or $0.03 per share of common stock. This represents an immediate increase in net tangible book value of $0.02 per share to existing stockholders and an immediate dilution in net tangible book value of $0.37 per share to new investors. The following table illustrates this per share dilution:

Offering price per share	$0.40
Net tangible book value per share before this offering	$0.02
Increase in net tangible book value attributable to new investors	$0.01
Net tangible book value per share after this offering	$0.03
Dilution per share to new investors	$0.37
Percentage dilution	93%

The following tables summarize, on a pro forma basis as of July 31, 2006, the total number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders for a share of stock and by new investors purchasing Units in this offering:

1,000,000 Units Are Sold:

	Shares Purchased		Total Consideration		Average Price per Share
	Number	Percent	Number	Percent
Existing shareholders	11,405,000	92%	$220,000	36%	$0.02
New Investors	1,000,000	8%	$400,000	64%	$0.40
Total	12,405,000	100%	$622,000	100.0%

750,000 Units Are Sold:

	Shares Purchased		Total Consideration		Average Price per Share
	Number	Percent	Number	Percent
Existing shareholder	11,405,000	94%	$220,000	44%	$0.02
New Investor	750,000	6%	$300,000	56%	$0.40
Total	12,155,000	100.0%	522,000	100.0%

500,000 Units Are Sold:

	Shares Purchased		Total Consideration		Average Price per Share
	Number	Percent	Number	Percent
Existing shareholders	11,405,000	96%	$ 220,000	53%	$0.02
New Investors	500,000	4%	$200,000	47%	$0.40
Total	11,905,000	100.0%	$422,000	100.0%

PLAN OF DISTRIBUTION

We are offering up to 1,000,000 Units at $0.40 per Unit. We are offering the Units directly with a requirement to sell a minimum of 500,000. Therefore, 500,000 Units must be sold before the offering can be completed.  There is no minimum number of Units that you need purchase. Once we sell the minimum number (500,000) of Units, we will have immediate access to the proceeds of the offering even if we are continuing the offering, in which event you will not be able to get your money back, even if we are still offering the balance of the Units for sale.

We will offer the Units directly through our officers and directors without the assistance or involvement of broker/dealers or investment banking firms. It is anticipated that our officers and directors will offer the Units through direct solicitation of friends, business associates and contacts developed from their personal and business relationships. We do not intend to advertise the offering.

Changes in the offering’s material terms after the Commission declares the registration statement, of which this prospectus forms a part, effective will terminate the original offer.  In such event the proceeds of the original offer will returned to investors.  Examples of material changes:

•

Extension of the offering period (except, as if,  and to the extent as otherwise permitted under the terms of this offering):

•

changes in the offering price;

•

and changes in the application of proceeds (except, as if,  and to the extent as otherwise permitted under the terms of this offering)

Our officers and directors may purchase Units, for investment and not with a view towards further distribution or resale,; however, any purchases by them shall not be applied in determining whether the minimum number of Units (500,000) has been sold.  Our officers and directors offering the Units on our behalf may be deemed to be underwriters as the term is defined in Section 2(11) of the Securities Act. No compensation is to be paid to any person for the offer and sale of the Units.

In the event that 500,000 Units are not sold within 180 days, at our sole discretion, we may extend the offering for an additional 90 days. In the event that 500,000 Units are not sold within the 180 days of the date of this prospectus, or within the additional 90 days if extended, all money received by us will be promptly (generally within three business days of the termination of the offering) returned to the subscribers without interest or deduction of any kind. If at least 500,000 Units are sold within 180 days, or within the additional 90 days, if extended, all money received by us will be retained by us and there will be no refund. In any case, interest earned on the money will be retained by us. Funds will be held in a separate account at CIBC, 1427 Kingsway, Vancouver, British Columbia. The foregoing account is not an escrow, trust or similar account. It is merely a separate account in our name and under our control where we have segregated your funds.  Although the signatures of both our directors are required for the withdrawal of funds from the account, the bank account agreement does not refer to nor does it contain any provisions relating to this offering or to the terms and conditions under which the subscription funds will be either returned to you or released to us. Please refer to “Risk Factors.”

Upon the sale of 500,000 Units, the proceeds from the sale of those Units, as well as the proceeds of any Units subsequently sold, will be made immediately available to us for our use as more fully described in the “Use of Proceeds” section of this prospectus.

No compensation is to be paid to any person for the offer and sale of the Units. Our president, officers and other board members may distribute prospectuses related to this offering. We estimate that approximately 100 copies of this prospectus will be distributed by them. They intend to distribute prospectuses to acquaintances, friends and business associates through direct contact.

Although our officers and directors are associated persons (defined in Rule 3a4-1 under the Exchange Act to mean “any natural person who is a partner, officer, director, or employee of the… issuer”), none will deemed to be a broker for the following reasons:

•

He is not subject to a statutory disqualification as that term is defined in Section 3(a) (39) of the Exchange Act of 1934, as amended (the “Exchange Act”), with respect to any membership or participation in, or association with a member of a self-regulatory organization, at the time of her or his participation in the sale of our securities.

•

He will not be compensated for his participation in the sale of our securities by the payment of commission or other remuneration based either directly or indirectly on transactions in securities.

•

He is not an associated person of a broker or dealer at the time of his participation in the sale of our securities.

•

He:

o

primarily performs, and will perform at the end of the offering, substantial duties for or on our behalf otherwise than in connection with transactions in securities;

o

is not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and

o

has not participated in selling an offering of securities for any other issuer  more than once every 12 months other than as otherwise permitted under the Exchange Act.

We intend to offer and sell the shares in a number of jurisdictions in the United States, including Arizona, California, Florida, Michigan, New York, North Carolina, Washington, Oregon and Texas, as well as British Columbia, Canada .  The securities offered by this Prospectus have not been registered in the State of Florida.  When sales are made to five or more persons in the State of Florida, any sale of the securities in the State of Florida shall be voided by the purchasers of those shares within three days after the receipt of consideration by us from those purchasers.  Residents of British Columbia have the right to rescind their purchase by written notice given within two days of their purchase.

We intend to rely on exemption from registration as a broker dealer in the jurisdictions in which we offer and sell the shares.  If you purchase shares, absent an available exemption, you will generally be limited to reselling the constituent securities only in those jurisdictions, together with other jurisdictions in which we may qualify our common stock for secondary trading.

We intend to rely on exemption from registration as a broker dealer in the jurisdictions in which we offer and sell the Units. If you purchase Units, absent an available exemption, you will generally be limited to reselling the constituent securities only in those jurisdictions, together with other jurisdictions in which we may qualify our common stock for secondary trading.

Expiration and Extension of the Offering

This offering will expire 180 days from the date from the date of this prospectus, unless concluded by us on an earlier date as we may deem appropriate or extended by us for an additional 90 days in our sole discretion and without notice. If we do elect to extend the term of the offering we will advise those persons who previously subscribed of our election to do so by written notice given by email, facsimile or by first class mail to the address set forth on such person’s subscription form.

Investor Suitability Standards Applicable In British Columbia, Canada

For offers and sales in British Columbia, Canada, we intend to rely upon the prospectus and registration exemption afforded by Section 2.9 [Offering Memorandum] of National Instrument 45-106 - Prospectus and Registration Exemptions (“NI-45-106”).  Accordingly, if you are a resident of British Columbia you must purchase the shares as principal, pursuant to the offering memorandum which is “wrapped around” this prospectus and you must also sign a Representation Letter and Risk Acknowledgement in the form attached to the subscription agreement as Annex A.  Residents of British Columbia have the right to rescind their purchase by written notice to us within two days of their initial purchase of the shares.

A  British Columbia resident who acquires securities under a prospectus exemption in a company that is not a reporting issuer under the B.C. Securities Act may sell those securities without filing a prospectus under the Act, if the following conditions are met:

(1) The securities of the company are registered under section 12 of the U.S. Securities

Exchange Act of 1934, as amended, or the company is required to file reports under section 15(d) of that Act.

(2) The seller’s residential address or registered office is in British Columbia.

(3) A 4-month period has passed since the date the company issued the securities to the seller, or a control person sold the securities to the seller. This 4-month hold period does not apply to securities that a seller acquired under a director or employee stock option.

(4) If the seller is a control person of the company, then the seller has held the securities for at least 6 months.

(5) The number of securities the seller proposes to sell, plus the number of securities of the company of the same class that the seller has sold in the preceding 12-month period, does not exceed 5% of the company’s outstanding securities of the same class.

(6) The seller sells the securities through a registered investment dealer.

(7) The registered investment dealer executes the trade through an exchange, or market, outside Canada.

(8) There has been no unusual effort made to prepare the market or create a demand for the securities.

(9) The seller has not paid any extraordinary commission or other consideration for the trade.

(10) If the seller is an insider of the company, the seller reasonably believes that the company is not in default of the securities legislation (including U.S. federal and state securities legislation) that governs the company.

Special suitability standards required by any state or provincial laws, rules or regulations will be indicated on a sticker to this prospectus.

Section 15(g) of the 1934 Act - Penny Stock Disclosure

Our shares are “penny stocks” covered by section 15(g) of the 1934 Act and Rules 15g-1 through 15g-6 promulgated there under.  They imposes additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses).  For transactions covered by the Rule, the broker/dealer must make a special suitability determination for the purchase and have received the purchaser’s written agreement to the transaction prior to the sale.  Consequently, the Rule may affect the ability of broker/dealers to sell our securities and also may affect your ability to resell your shares in the secondary market.

Section 15(g) also imposes additional sales practice requirements on broker/dealers who sell penny securities.  These rules require a one page summary of certain essential items.  The items include the risk of investing in penny stocks in both public offerings and secondary marketing; terms important to in understanding of the function of the penny stock market, such as “bid” and “offer” quotes, a dealers “spread” and broker/dealer compensation; the broker/dealer compensation, the broker/dealers duties to its customers, including the disclosures required by any other penny stock disclosure rules; the customers rights and remedies in causes of fraud in penny stock transactions; and, the NASD’s toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.  While Section 15g and Rules 15g-1 through 15g-6 apply to broker/dealers, they do not apply to us.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Accordingly, although the foregoing rules apply to broker/dealers their application may affect your ability to resell your shares.

Regulation M

We are subject to Regulation M of the 1934 Act.  Regulation M governs activities of underwriters, issuers, selling security holders, and others in connection with offerings of securities. Regulation M prohibits distribution participants and their affiliated purchasers from bidding for purchasing or attempting to induce any person to bid for or purchase the securities being distribute.

Method of Subscribing

You may subscribe by filling in and signing the subscription agreement and delivering it, prior to the expiration date, to us.  The subscription price of $0.40 per Units must be paid in cash or by check, bank draft or postal express money order payable in United States dollars to the order of “Duke Mountain Resources, Inc.”  We reserve the right to reject any subscription in whole or in part in our sole discretion for any reason whatsoever notwithstanding the tender of payment at any time prior to our acceptance of the subscriptions received.

ORGANIZATION WITHIN THE LAST FIVE YEARS

We were incorporated on May 3, 2006, under the laws of the state of Nevada. Our principal offices are located at 1990 Tolmie Street, Vancouver, BC.  Our phone number is 778-329-2200.  Our fax number is 604-228-0820.

We are an exploration stage company engaged in the acquisition and exploration of mineral properties. We currently own a 100% undivided interest in three mineral properties all of which are located in the Province of British Columbia, Canada.

On May 19, 2006 we entered into a sale and acquisition agreement whereby we acquired a 100% interest in the Waterloo Creek Property from Mr. James (Jim) Laird, of Laird Exploration Ltd. for $15,000.

On June 16, 2006 we entered into a sale and acquisition agreement whereby we acquired a 100% interest in each of the Goldstar Property and Rosewall Property from Mr. James (Jim) Laird, of Laird Exploration Ltd.

Mr. Herdev S. Rayat has been an officer, director and promoter since inception.

Mr. Gregory R. Thomson became a Director on September 15, 2006. Mr. Thomson is the co-author of the Geological Reports issued with respect to each of the Goldstar Property, the Rosewall Property and the Waterloo Creek Property. Mr. Thomson prepared the Reports prior to his becoming one of our directors. Please refer to “Certain Relationships and Related Transactions.”

DESCRIPTION OF BUSINESS AND PROPERTIES

In General

We are an exploration stage company engaged in the acquisition and exploration of mineral properties.  We own a 100% interest in three properties. Although exploratory work in the area of our properties conducted by others has indicated some potential showings of mineralization, we are uncertain as to the reproducibility of these prior exploration results and thus we are uncertain as to the potential existence of a commercially viable mineral deposit existing on our mineral claims.

Our plan of operations is to carry out an initial exploration program on each of our properties in order to ascertain whether it possesses a commercially exploitable mineral deposit.  We will not be able to determine whether or not our mineral claim contains a commercially exploitable mineral deposit, or reserve, until appropriate exploratory work is done and an economic evaluation based on that work concludes economic viability.

We are an exploration stage company engaged in the acquisition and exploration of mineral properties. We currently own a 100% undivided interest in three mineral property located in the Province of British Columbia, Canada, that we call the “Goldstar Property,” the “Rosewall Gold Property” and the “Waterloo Creek Property.”

Currently there are no known mineral reserves on any of the Goldstar Property, the Rosewall Gold Property or the Waterloo Creek Property.

We have not earned any revenues to date. We do not anticipate earning revenues until such time as we enter into commercial production of our mineral properties. We are presently in the exploration stage of our business and we can provide no assurance that any commercially viable mineral deposits exist on our mineral claims, that we will discover commercially exploitable levels of mineral resources on our properties, or, if such deposits are discovered, that we will enter into further substantial exploration programs.

Glossary

The following is a brief glossary of terms and abbreviations which we use in the description of our properties which follows.

Arsenopyrite is a common mineral composed of iron disulphide with a pale brass-yellow color used as an iron ore and in the production of sulfur dioxide for sulfuric acid.

Calc-silicate is a reference to a metamorphic rock consisting mainly of calcite and calcium-bearing silicates.

Chalcopyrite is a sulphide mineral of copper and iron; it is the most common ore mineral of copper.

Cinnabar is a heavy reddish mercuric sulfide (HgS) that is the principle ore (constituent) of mercury and is used as a pigment.

EM is an acronym for “Electro Magnetic Survey,” which is a survey of the conductive properties of rocks.

Erythrite is a reddish mineral consisting of hydrated cobalt arsenate in monoclinic crystalline form and used in coloring glass; usually found in veins bearing cobalt and arsenic.

Felsic is a term which describes an igneous rock that has a large percentage of light-colored minerals such as quartz, feldspar, and muscovite. It is also used in reference to the magmas from which these rocks crystallize. Felsic rocks are generally rich in silicon and aluminum and contain only small amounts of magnesium and iron.

IP Survey refers to an “induced polarization survey” that is carried out by pulsating electric current into wires set into the ground.

MTO refers to “mineral titles online,” which is a process of online title registration permitted in British Columbia.

NSR refers to “net smelter return” which means the aggregate proceeds received by us from time to time from any smelter or other purchaser from the sale of any ores, concentrates, metals or any other material of commercial value produced from the Lilly Claim, whether in testing, partial production or full production, after deducting from such proceeds, costs such as shipping, insurance and smelter penalties.

Pyrite is a common mineral composed of iron disulphide with a pale brass-yellow color used as an iron ore and in the production of sulfur dioxide for sulfuric acid.

Tertiary Age is a geological age ranging from 63 million to 2 million years ago.

Tributary is a reference to a stream which flows into a larger stream.

Stibnite is a soft grey mineral.

ACQUISITION, DESCRIPTION, LOCATION OF AND ACCESS TO THE GOLDSTAR PROPERTY

Acquisition

On June 16, 2006 we entered into a sale and acquisition agreement whereby we acquired a 100% interest in the Goldstar Property from Mr. James (Jim) Laird of Laird Exploration for $10,000. Our interest in the Goldstar Propertyis subject to a 3% NSR.  The Goldstar Property does not contain any know reserves.

Location

The Goldstar Property lies along the south valley side of Putnam Creek, within the North Okanagan region of southern British Columbia.  The property is accessed by traveling 15 kilometres north from the town of Lumby, B.C., located on Highway 6.

The Goldstar Property is located on the west slope of Trinity Valley.  The claim area is cut by Putnam Creek, which flows in a steep-sided valley, originating from the Silver Star Mountain area in the west, flowing to the broad terraced Trinity Valley, to the east of the property area. The property elevation lies between 900 to 1100 metres elevation on forested moderately steep slopes. Annual precipitation consists of about 40 centimetres of rainfall and 1.4 metres of snowfall.  Temperatures are warm throughout the summer with winter temperatures averaging aroun -5° Celsius.

Description

The Goldstar Property consists of two unpatented mineral claims representing 9 units (185.423 hectares) that has been staked and recorded.  In British Columbia, each unit equals approximately 20 hectares.  The following table sets forth the details of the claim.

Claim Name	Units	Tenure Number	Expiry Date
Goldstar	4	522570	November 23, 2007
	5	522607	November 24, 2007

Geology

The Goldstar Property area hosts a series of volcanic and sedimentary rocks known as the Nicola Group, which are favorable for the formation of economic mineral deposits.  Significant concentrations of placer gold have been traced to a tributary of Putnam Creek covered by the property.  The immediate source of the gold not has been identified, but is suspected to be quartz veins and silicified zones occurring in the Nicola rocks.

There is little outcrop exposed in the Putnam Creek area, although abundant metamorphosed sedimentary and volcanic rocks are present along the tributary stream bed sampled by the author in 1999.  There are also numerous cobbles of milky white quartz found in the stream bed, but appear to be un-mineralized.  The Report concluded that the gold found in the area is likely related to a local fault structure containing gold-bearing quartz, which has liberated placer gold concentrations into the tributary creek to Putnam Creek.  The tributary creek is likely the source of the placer gold that has been concentrated within the stream bed of Putnam Creek.

Prior Work

The earliest recorded exploration work on the Goldstar Property area was recorded when placer gold was obtained from reddish gravels of schistose and gneissic rock material in Putnam Creek.  The gold was reported to be heavy and well-rounded and associated with black sand.  In 1936, 155 grams of gold was recovered from Putnam Creek.  No further work has been recorded from this location since 1936.

The majority of the exploration work was carried out to the west of the gold anomalous tributary creek and did not concentrate on locating the source of the gold found in the tributary creek. A regional stream sediment sampling program in the Putnam Creek area in 1999, resulted in consistently anomalous gold values.  Of the 5 samples collected along the tributary stream all were considered moderately to highly anomalous for gold.

Conclusions of Geological Report and Proposed Exploration Program

Our exploration program for the Goldstar Property is composed of three results-contingent stages. Our main exploration focus for the Goldstar Property involves exploration for the source of gold as found in stream samples taken from the main tributary creek to Putnam

Creek.  We expect to thoroughly prospect the tributary creek area for gold-bearing quartz float or possible quartz-bearing outcrops. A program of close-spaced stream silt sampling will be carried out throughout all branches of the tributary stream bed, to provide a better focus than has been obtained by previous cursory exploration programs.

If target areas are located, a close-spaced survey grid be established, consisting of 25 to 50 meter line spacings with 25 meter station intervals. Within this survey grid, detailed geological and prospecting evaluations will be carried out along with commensurate soil sampling and/or geophysical survey programs.  Based on a compilation of these results, if warranted, a diamond drill program will be designed to explore and define the potential resources.

The approximately $217,000 costs of this exploration and development program are presented in three results-contingent stages.

Phase 1 Work and Cost Estimate

Phase 1 of our proposed exploration program consists of reconnaissance geological mapping, prospecting and sampling. The estimated cost is $18,000.

Phase 2 Work and Cost Estimate

Phase 2 of our proposed exploration program consists of detailed surface and underground geological mapping and rock sampling, grid construction, EM and Mag surveys, establishment of drill and rock trenching targets, and report. The work will be carried out by a four man crew.  The estimated cost is   $66,000.

Phase 3 Work and Cost Estimate

Phase 3 of our proposed exploration program consists of approximately 1000 metres of diamond drilling, geological supervision, camp and supplies, transportation, assays, and reports; the estimated cost is $133,000.

ACQUISITION, DESCRIPTION, LOCATION OF AND ACCESS TO THE ROSEWALL GOLD PROPERTY

Acquisition

On June 16, 2006 we entered into a sale and acquisition agreement whereby we acquired a 100% interest in the Rosewall Gold Property is located in eastern-central Vancouver Island, north of Horne Lake, near the headwaters of Rosewall Creek and Qualicum River.

We purchased the Rosewall Gold Property from Mr. James (Jim) Laird of Laird Exploration for $15,000. Our interest in the Rosewall Gold Property is subject only to a 3% NSR.  The Rosewall Gold Property does not contain any know reserves.

Location

The Rosewall Gold Property is located on the east-central area of Vancouver Island at 49° 25’ 30” North Latitude and 124° 52’ 30” West Longitude.  The property is accessed by following the Island Highway, approximately 25 kilometres northwest from Qualicum Beach, B.C.

At this point the Rosewall Creek road is followed southwesterly for approximately 7 kilometres, reaching the property area. The property area is also located approximately 15 kilometres northwest of Horne Lake.

Topography is moderate to steep, particularly along the creek beds. Vegetation is mostly second growth timber with considerable undergrowth, which conceals much of the outcrop in the area and makes movement through the area somewhat difficult.  The property is within an area of moderate to heavy precipitation. Heavy accumulations of snow can be expected at higher elevations from November to March.

Description

The Rosewall Gold Property consists of two unpatented mineral claims representing 7 units (147.115 hectares) that has been staked and recorded.   The following table sets forth the details of the claim.

Claim Name	Units	Tenure Number	Expiry Date
Rosewall Gold	7	525453	January 14, 2008

Geology

The Rosewall Gold Property covers a promising gold exploration area on Vancouver Island.  A very large silicified alteration zone with minerals characteristic of an epithermal gold deposit environment are found on the property.  Additional work is needed to expand and define the gold in soil anomalies and to geologically map and rock sample the general area.

Prior Work

The only known exploration work on the claim area was carried out in 1986 and 1987.  Recorded work consisted of reconnaissance rock, soil and silt sampling covering an area of approximately 8 square kilometers.  Exploration work consisted of general prospecting of the property area and included the collection and sampling of 40 rock samples, 56 soil samples and 11 silt samples

Conclusions of Geological Report And Proposed Exploration Program

The Rosewall Gold Property contains styles of rock alteration, rock textures and mineralization types that are typically associated with epithermal gold +/- silver deposit types.  Calc-silicate alteration is extensive on the property area suggesting the potential to host a mineral deposit.

Our exploration program for the Goldstar Property is composed of three results-contingent stages. The property requires a program of concentrated exploration with the establishment a surveyed control grid.  The grid area will then be thoroughly prospected and geologically mapped with commensurate soil sampling surveys, EM and magnetometer geophysical surveys.  Based on a compilation of these results, a diamond drill program would be designed to explore and define the potential resources.

The approximate anticipated costs of $213,000 of this exploration and development program are presented in three results-contingent stages. This means that are decision to proceed to the next phase of exploration activity will depend on whether, in the view of an independent geologist to be engaged by us, the results of the prior exploration phase activity warrants continuation of the proposed exploration program.

Phase 1 Work and Cost Estimate

Phase 1 of our proposed exploration program on the Rosewall Gold Property consists of reconnaissance geological mapping, prospecting and rock sampling. The estimated cost for this work is approximately $13,600.

Phase 2 Work and Cost Estimate

Phase 2 of the suggested exploration program consists of detailed surface and underground geological mapping and rock sampling, grid construction, EM and Mag surveys, establish drill and rock trenching targets; the work will be carried out by a  four-man crew. The estimated cost is $66,371.68.

Phase 3 Work and Cost Estimate

Phase 3 of the suggested exploration program consists of an anticipated 1000 meters of diamond drilling, geological  supervision, camp and supplies, transportation, assays, and reports; the estimated costs is $133,000.

ACQUISITION, DESCRIPTION, LOCATION OF AND ACCESS TO THE WATERLOO CREEK PROPERTY

Acquisition

On May 19, 2006 we entered into a sale and acquisition agreement whereby we acquired a 100% interest in the Waterloo Creek Property from Mr. James (Jim) Laird, of Laird Exploration Ltd for $15,000. Our interest in the Waterloo Creek Property is subject to a 3% NSR.  The Waterloo Creek Property does not contain any know reserves.

Location

The Waterloo Creek Property is located west of the town of Bowser, British Columbia on the east-central coastal region of Vancouver Island. The property comprises two mineral claims totaling 189.112 hectares in area.  Access to the property is gained via logging roads from Bowser up the Rosewall Creek drainage to the north-east slope of Mt. Curran.

The Waterloo Creek Property is reached from Nanaimo by driving the Island Highway north to the vicinity of Rosewall Creek.  The Rosewall Creek road is followed for 6.5 km west, where a smaller secondary road branches to the right and is followed for 1.5 km north before reaching Wilfred Creek.  An old logging road to the south bisects the property.

Topography is moderate to steep, particularly along the creek beds. Vegetation is mostly second growth timber with considerable undergrowth, which conceals much of the outcrop in the area and makes movement through the area somewhat difficult.  The property is within an area of moderate to heavy precipitation. Heavy accumulations of snow can be expected at higher elevations from November to March.

Description

The Waterloo Creek Property consists of two unpatented mineral claims representing 9 units (189.112 hectares) that has been staked and recorded.   The following table sets forth the details of the claim.

Claim Name	Units	Tenure Number	Expiry Date
Rosewall Gold	1	525454	January 14, 2008
	8	532950	April 24, 2007

Geology

Little information has been reported on specific geological aspects of the Waterloo Creek Property area.  The only information available pertains to the main showing area located on the property. The mineral showing area lies along a fault zone occurring within a distinct canyon measuring approximately 5 metres wide by 15 metres deep.  The fault zone contains an intrusive stockwork body consisting of silicified felsite to rhyolite composition.  The stockwork zone has been followed for about 100 metres along the canyon and varies between 2.5 to 5 metres wide.

The stockwork zone is terminated at the east end by a fault and the other end by an altered dyke. The depositional style and content of the mineralization is consistent with other mineral deposits on Vancouver Island of known Tertiary age.

Prior Work

The only known exploration on the Waterloo Creek Property was carried out in 1985 and 1988 through 1989.During this period the property was explored through prospecting, surface rock sampling and the drilling of two short diamond drill holes.  The main showing was explored in 1985 by surface sampling using a small portable packsack drill, which was used to blast outcrops in 11 locations.  Four sample results were reported from this work containing encouraging values in gold and other anomalous values.

Two diamond drill holes were drilled from a common set-up over an extended period during 1988 and 1989.  The first hole totaled 53.3 metres, while the second hole totaled 38.1 metres.  Significant concentrations of pyrite, arsenopyrite and minor chalcopyrite were reported in the first drill hole across approximately 9 metres, however only minor sampling was carried out producing inconclusive results.

Conclusions of Geological Report And Proposed Exploration Program

The Waterloo Creek property contains mineralization that is likely associated with an epithermal style of mineral deposit. Due to the minor amount of exploration carried out on the property area, further investigation is recommended to determine the extent and style of mineralization present on the property.

Our exploration program for the Goldstar Property is composed of three results-contingent stages. Our proposed work program includes construction of a control grid, geological mapping and rock sampling, a soil and silt geochemical sampling program, IP geophysical survey, and rock trenching.  Based on a compilation of these results, a diamond drill program will be designed to explore and define the potential resources.

The anticipated approximate $265,000 cost of this exploration and development program are presented in three results-contingent stages.

Phase 1 Work and Cost Estimate

Phase 1 of the proposed program consists of reconnaissance geological mapping, prospecting and rock sampling. The estimated cost is approximately $22,000.

Phase 2 Work and Cost Estimate

Phase 2 of the proposed exploration program consists of detailed geological mapping and rock sampling, grid construction, soil and silt geochemical survey, IP survey, establish drill and trenching targets; the projected cost is approximately $88,000.

Phase 3 Work and Cost Estimate

Phase 3 of the proposed exploration program consists of approximately 1000 meters of diamond drilling including geological supervision, assays, and reports. The estimated cost is approximately $155,000.

In British Columbia, all mining claims are valid for one year.  To maintain our interests, we are required to file evidence with the Province of British Columbia that exploration work has been carried out on the claim during the current year or pay cash in lieu of work of $0.40 Cdn. per hectacre plus recording fees. Our properties have the following expiration dates: Waterloo Creek Property January 14, 2007 and April 24, 2007, Rosewall Gold Property January 14, 2007 and the Goldstar Property will expire on November 23 and 24, 2006.  If the required exploration work expenditure is not completed and filed in any year or if a payment is not made in lieu of the required work within this year, the mineral claims will lapse and title will revert to the Province.  Because of the amount of funds we will be expending towards our exploration program, we expect to fulfill all of these requirements for a period of several years.

Title to Our Properties

Under the Mineral Tenure Act, title to British Columbia mineral claims can only be held by individuals, British Columbia corporations or foreign corporations extra-provincially registered in British Columbia. In order for us to delay the cost of incorporating a British Columbia subsidiary or extra-provincially registering our company until such time as we are able to determine if there are commercially exploitable mineral reserves located on our property, Mr. Rayat, as a party to our acquisition agreements pursuant to which we acquire our interests, has agreed to hold title to our mineral claim in trust, for our benefit until such time as we determine to transfer the properties either to a wholly-owned subsidiary formed for such purpose or to a third party, at which time Mr. Rayat will transfer title to the properties in accordance with our directions. As we are the beneficial owners of the, we will continue to pay the costs of maintaining the Goldstar Property, the Rosewall Property and the Waterloo Creek Property and the cost of exploration activities on the property.

Competition

The mineral exploration industry, in general, is intensively competitive and even if commercial quantities of ore are discovered, a ready market may not exist for the sale of the ore.  Numerous factors beyond our control may affect the marketability of any substances discovered.  These factors include market fluctuations, the proximity and capacity of natural resource markets and processing equipment, government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection.  The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in our not receiving an adequate return on invested capital.

Compliance with Government Regulation

We will be required to comply with all regulations, rules and directives of governmental authorities and agencies applicable to the exploration of minerals in the Province of British Columbia.  In addition, if we progress to the production phase, production of minerals in the

Province of British Columbia will require prior approval of applicable governmental regulatory agencies.  We cannot be certain that such approvals will be obtained.  The cost and delay involved in attempting to obtain such approvals cannot be known in advance. We will be required to comply with all regulations, rules and directives of governmental authorities and agencies applicable to the exploration of minerals in the Province of British Columbia. The main agency that governs the exploration of minerals in the Province of British Columbia is the Ministry of Mines.

The Ministry of Mines manages the development of British Columbia's mineral resources, and implements policies and programs respecting their development while protecting the environment. In addition, the Ministry of Mines regulates and inspects the exploration and mineral production industries in British Columbia to protect workers, the public and the environment. The material legislation applicable to us is the British Columbia Mineral Tenure Act, and the British Columbia Mines Act, as well as the Health, Safety and Reclamation Code and the Mineral Exploration Code.

The Mineral Tenure Act and its regulations govern the procedures involved in the location, recording and maintenance of mineral titles in British Columbia. The Mineral Tenure Act also governs the issuance of leases which are long term entitlements to minerals.

All mineral exploration activities carried out on a mineral claim or mining lease in British Columbia must be done in compliance with the Mines Act. The Mines Act applies to all mines during exploration, development, construction, production, closure, reclamation and abandonment. It outlines the powers of the Chief Inspector of Mines, to inspect mines, the procedures for obtaining permits to commence work in, on or about a mine and other procedures to be observed at a mine. Additionally, the provisions of the Health, Safety and Reclamation Code for mines in British Columbia contain standards for employment, occupational health and safety, accident investigation, work place conditions, protective equipment, training programs, and site supervision. Also, the Mineral Exploration Code contains standards for exploration activities including construction and maintenance, site preparation, drilling, trenching and work in and about a water body.

Additional approvals and authorizations may be required from other government agencies, depending upon the nature and scope of the proposed exploration program. If the exploration activities require the falling of timber, then either a free use permit or a license to cut must be issued by the Ministry of Forests. Items such as waste approvals may be required from the Ministry of Environment, Lands and Parks if the proposed exploration activities are significantly large enough to warrant them. Waste approvals refer to the disposal of rock materials removed from the earth which must be reclaimed. An environmental impact statement may be required.

We have not budgeted for regulatory compliance costs in the proposed work program recommended by the geological report.

The Mineral Tenure Act requires that a holder of title to mineral claims must spend at least $4.00 CDN (approximately $3.40 US) per hectare per year in order to keep the property in good standing. The Goldstar Property consists of an area of approximately 185 hectares. As such, our annual fee with respect  for the Goldstar Property is expected to be approximately $740

CDN (approximately $629 US). The Rosewall Property consists of an area of approximately 147 hectares. As such, our annual fee with respect for the Rosewall Property is expected to be approximately $ 588 CDN (approximately $500 US). The Waterloo Creek Property consists of an area of approximately 189 hectares. As such, our annual fee with respect for the Waterloo Creek Property is expected to be approximately $ 756 CDN (approximately $642 US).

We will also have to sustain the cost of reclamation and environmental remediation for all exploration work undertaken. Both reclamation and environmental remediation refer to putting disturbed ground back as close to its original state as possible. Other potential pollution or damage must be cleaned-up and renewed along standard guidelines outlined in the usual permits. Reclamation is the process of bringing the land back to its natural state after completion of exploration activities. Environmental remediation refers to the physical activity of taking steps to remediate, or remedy, any environmental damage caused. The amount of these costs is not known at this time as we do not know the extent of the exploration program that will be undertaken beyond completion of the recommended work program. Because there is presently no information on the size, tenor, or quality of any resource or reserve at this time, it is impossible to assess the impact of any capital expenditures on earnings, our competitive position or on us in the event a potentially economic deposit is discovered.

If we anticipate disturbing ground during our mineral exploration activities, we will be required to make an application under the Mines Act for a permit. A permit is issued within 45 days of a complete and satisfactory application. We do not anticipate any difficulties in obtaining a permit, if needed. The proposed initial exploration activities on our properties do not involve ground disturbance and as a result do not, at this time, require a work permit. Any follow-up trenching and/or drilling will require permits, applications for which will be submitted well in advance of the planned work.

If we enter the production phase, of which there is no assurance, the cost of complying with permit and regulatory environment laws will be greater because the impact on the project area is greater. Permits and regulations will control all aspects of the production program if the project continues to that stage. The regulatory requirements that we will have to meet will likely include:

o

Ensuring that any water discharge meets drinking water standards;

o

Dust generation will have to be minimal or otherwise re-mediated;

o

Dumping of material on the surface will have to be re-contoured and re-vegetated with natural vegetation;

o

All material to be left on the surface will need to be environmentally benign;

o

Ground water will have to be monitored for any potential contaminants;

o

The socio-economic impact of the project will have to be evaluated and if deemed negative, will have to be re-mediated; and

o

There will have to be an impact report of the work on the local fauna and flora including a study of potentially endangered species.

Employees

We have no employees as of the date of this prospectus other than Herdev S. Rayat, our President, CFO and Secretary.  We conduct our business largely through agreements with consultants and other independent third party vendors.

Research and Development Expenditures

We have not incurred any research or development expenditures since our inception.

Subsidiaries

We have no subsidiaries.

Patents and Trademarks

We do not own, either legally or beneficially, any patent or trademark.

Legal Proceedings

Neither we nor our property is a party, to our knowledge, to any pending or threatened proposed material legal proceeding.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Our plan of operation is to conduct mineral exploration activities on each of our properties in order to assess whether the property contains mineral reserves capable of commercial extraction. Our exploration program is designed to explore for commercially viable deposits of copper, silver and gold. We have not, nor has any predecessor, identified any commercially exploitable reserves of these minerals on any of our properties.

Since we are in the exploration stage of our business plan, we have not yet earned any revenues from our planned operations.  As of July 31, 2006 we had $165,068 cash on hand and no liabilities.  From our inception through July 31, 2006 we have incurred a net loss of $6,932.

We received a geological evaluation report as to each of our properties. The geological report summarizes the results of the history of the exploration of the mineral claims, the regional and local geology of the mineral claims and the mineralization and the geological formations identified as a result of the prior exploration. The geological report also gives conclusions regarding potential mineralization of the mineral claims and recommends a further geological exploration program on the mineral claims.

As of the date of this prospectus, we have not started our exploration program, but permitting for initial exploration work has been obtained. Although we anticipate initiating exploration activities on all three of our properties, at this time we are uncertain of the number of the recommended mineral exploration phases we will conduct on each of our properties before concluding that there are, or are not, commercially viable minerals on the property. The decision to proceed to the next exploration phase will be dependent upon the results of the prior exploration phase and the recommendation of our consulting geologist at that time.

As of July 31, 2006, we had cash on hand of $165,068. We have sufficient cash on hand to pay the anticipated costs of the proposed phase 1 exploration activities on our properties. We anticipate that if we only raise the minimum amount, we will have sufficient funds to carry out the initial two phases on each of our properties, or focus our activities on specific properties if warranted; in such a case, the decision to conduct additional recommended exploration program will be dependent upon a number of factors such as our consulting geologist’s recommendations based upon results of our exploration program and available financing at that time. If we raise the maximum amount, we anticipate that we will have sufficient funds to complete all of the recommended exploration phases on at least two of our properties if warranted.

 However, there are no assurances that the actual cost of completing this exploration program will not exceed our estimates of those costs. If the actual costs of the exploration program are substantially greater than we have estimated, we may be required to seek additional financing. In addition, if we decide to proceed with additional work beyond Phase 3 of our proposed exploration activities, of which there is no assurance, we may also be required to seek additional financing. We currently do not have any arrangements for additional financing.

During the exploration stage of our business, our President will be devoting approximately 25% of his time to our business. We do not foresee this limited involvement negatively impacting our company over the next twelve months as all exploratory work has been, and will continue to be, performed by outside consultants. Additionally, we will not have a need to hire any employees over the next twelve months, nor do we plan to make any purchases of equipment over the next twelve months. Outside consultants and geologists, will be expected to provide all tools needed for the exploratory work being conducted.

Future Financings

Currently, we have sufficient capital resources to meet the anticipated costs of Phases 1 of our exploration plan. If actual costs are substantially greater than we have anticipated, we may be required to seek additional financing. In addition, if we decide to proceed with Phases 2 and/or 3, or if we decide to proceed beyond Phase 3, of which there is no assurance, we may also require additional financing. We anticipate relying on equity sales of our common stock in order to continue to fund our business operations. Issuances of additional shares will result in dilution to our existing stockholders. There is no assurance that we will achieve any of additional sales of our equity securities or arrange for debt or other financing for to fund our planned business activities. Currently, we do not have any arrangements for additional financing.

Qualitative and Quantitative Disclosures About Market Risk

Our exposure to market risk is confined to our cash equivalents and short-term investments. We invest in high-quality financial instruments; primarily money market funds, federal agency notes, and US Treasury obligations, with the effective duration of the portfolio within one year which we believe are subject to limited credit risk. We currently do not hedge interest rate exposure. Due to the short-term nature of our investments, we do not believe that we have any material exposure to interest rate risk arising from our investments.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

The following sets forth anticipated expenses as to each of our properties:

The Goldstar Property

The initial phase of the recommended programs for the Goldstar Property will cost approximately $18,000.  If we complete the offering we will have sufficient working capital to complete Phase 2, if warranted, and possibly Phase 3, again if warranted by prior exploration results, of the recommended exploration program on the Goldstar Property.  The program will be overseen in the field by an independent geologist to be engages by us, and reviewed by Mr. Gregory Thomson who is one of our directors.

We expect that Phase 1 of our initial three-phase exploration program will be commenced as soon as possible following the completion of this offering and anticipate that it will be concluded in our fiscal year ending December 31, 2007.  Once we receive the results of our initial exploration program, our board of directors, in consultation with our consulting geologist, to be retained by us will assess whether to proceed to any further exploration phases.  In making this determination to proceed, we will make an assessment as to whether the results of the initial exploration phase are sufficiently positive to enable us to proceed.  This determination will include an assessment of our cash reserves after completion of the initial phase, the price of minerals and the market for financing of mineral exploration projects at the time of our assessment.

Should the results of our initial exploration program on the Goldstar Property prove not to be sufficiently positive to proceed with further exploration on such property, we intend to first proceed with the exploration programs on our other properties, if warranted, or seek out and acquire other North American mineral exploration properties which, in the opinion of our consulting geologist, offer attractive mineral exploration opportunities, or curtail or cease our operations if we cannot establish commercial resources on our existing properties or acquire additional properties on commercially viable terms .

The cost and scope of Phase 2 of exploration program is estimated at $66,000.  If warranted, we would require additional financing to carry out a Phase 3 program on the Goldstar Property and, based on the results of the Phase 3 exploration activities, any follow-up exploration programs.

The Rosewall Gold Property

The initial phase of the recommended programs for the Rosewall Gold Property will cost approximately $14,000.  If we complete the offering we will have sufficient working capital to complete Phase 2, if warranted, and possibly Phase 3, again if warranted by prior exploration results; The program will be overseen in the field by an independent geologist to be engages by us, and reviewed by Mr. Gregory Thomson who is one of our directors.

 We expect that Phase 1 of our initial three-phase exploration program will be commenced as soon as possible following the completion of this offering and anticipate that it will be concluded in our fiscal year ending December 31, 2007.  Once we receive the results of our initial exploration program, our board of directors, in consultation with our consulting geologist, will assess whether to proceed to any further exploration phases.  In making this determination to proceed, we will make an assessment as to whether the results of the initial exploration phase are sufficiently positive to enable us to proceed.  This determination will include an assessment of our cash reserves after completion of the initial phase, the price of minerals and the market for financing of mineral exploration projects at the time of our assessment.

Should the results of our initial exploration program on the Rosewall Gold Property prove not to be sufficiently positive to proceed with further exploration on such property, we intend to first proceed with the exploration programs on our other properties, if warranted, or seek out and acquire other North American mineral exploration properties which, in the opinion of our consulting geologist, offer attractive mineral exploration opportunities, or curtail or cease our operations if we cannot establish commercial resources on our existing properties or acquire additional properties on commercially viable terms .

  The cost and scope of Phase 2 of exploration program is estimated at $66,000.  If warranted, we would require additional financing to carry out the Phase 3 exploration activities on the Rosewall Property and, based on the results of Phase 3 exploration results, any follow-up exploration programs.

The Waterloo Creek Property

The Phase 1 of the recommended programs for the Waterloo Creek Property will cost approximately $22,000.  If we complete the offering we will have sufficient working capital to complete Phase 2, if warranted, and possibly Phase 3, again if warranted by prior exploration results; The program will be overseen in the field by an independent geologist to be engages by us, and reviewed by Mr. Gregory Thomson who is one of our directors.

We expect that Phase 1 of our initial three-phase exploration program will be commenced as soon as possible following the completion of this offering and anticipate that it will be concluded in our fiscal year ending December 31, 2007.  Once we receive the results of our initial exploration program, our board of directors, in consultation with our consulting geologist, will assess whether to proceed to any further exploration phases.  In making this determination to proceed, we will make an assessment as to whether the results of the initial exploration phase are sufficiently positive to enable us to proceed.  This determination will include an assessment of our cash reserves after completion of the initial phase, the price of minerals and the market for financing of mineral exploration projects at the time of our assessment.

Should the results of our initial exploration program on the Waterloo Creek Property prove not to be sufficiently positive to proceed with further exploration on such property, we intend to first proceed with the exploration programs on our other properties, if warranted, or seek out and acquire other North American mineral exploration properties which, in the opinion of our consulting geologist, offer attractive mineral exploration opportunities, or curtail or cease our operations if we cannot establish commercial resources on our existing properties or acquire additional properties on commercially viable terms .

The cost and scope of the Phase 3 exploration activities is estimated at $155,000.  If warranted, we would require additional financing to carry out a Phase 3 program on the Waterloo Creek Property and, based on the results of Phase 3 exploration activities, any follow-up exploration programs.

If and when the time comes to obtain additional funding in order to proceed with additional exploration of one or more of our properties, we anticipate that such funding will be in the form of equity financing from the sale of our common stock.  However, we cannot provide investors with any assurance that we will be able to obtain sufficient funding from the sale of our common stock to fund Phase 3 of the exploration program should we decide to proceed.  We believe that debt financing will not be an alternative for funding any further phases in our exploration program.  The risky nature of this enterprise and lack of tangible assets places debt financing beyond the credit-worthiness required by most banks or typical investors of corporate debt until such time as an economically viable mine can be demonstrated.  We do not have any arrangements in place for any future equity financing.  Failure to raise needed financing could result in our having to discontinue our mining exploration and development business.

Results of Operations For The Period From Inception (May 3, 2006) To July 31, 2006.

We did not earn any revenues from inception on May 3, 2006 to July 31, 2006. We do not anticipate earning revenues until such time, if ever, as we have entered into commercial production of our mineral properties.  We are presently in the exploration stage of our business and we can provide no assurance that we will discover commercially exploitable levels of mineral resources on our properties, or if such resources are discovered, that we will enter into commercial production of our mineral properties.

We incurred operating expenses in the amount of $6,932 for the period from inception on May 3, 2006 to July 31, 2006.  These operating expenses included organizational costs, professional fees, office and administrative expenses.

We anticipate our operating expenses will increase as we undertake our exploration program and the professional fees to be incurred in connection with the filing of a registration statement with the SEC under the 1933 Act.  We anticipate our ongoing operating expenses will also increase once we become a reporting company under the 1934 Act.

We incurred a loss in the amount of $6,932 for the period from inception on May 3, 2006 to July 31, 2006.  Our loss was attributable to organizational costs, professional fees, and property acquisition costs.

Liquidity and Capital Resources

As of July 31 2006 we had cash of $165,068 and a working capital deficit of $6,932. We have not attained profitable operations and are dependent upon obtaining financing to pursue exploration activities.  For these reasons our auditors stated in their report that they have substantial doubt we will be able to continue as a going concern.

We currently use, on a no charge basis, office space donated by Herdev S. Rayat, our president, sole director and one of our promoters.  He also provides us with telephone answering, secretarial and mail services.  The arrangement is from month to month with no formal written agreement.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The names and addresses of our executive officers and directors and their respective ages as of July 31, 2006 are as follows:

Directors	Age	Position with the Company
Herdev S. Rayat	48	Director since May 3, 2006

Greg R. Thomson	58	Director since September 15, 2006

Executive Officers
Name of Officer	Age	Office
Herdev S. Rayat	48	President, CFO and Secretary since May 3, 2006

Name of Promoter	Age	Office
Herdev S. Rayat	48	Director, President and CFO and Secretary since May 3, 2006

Set forth below is a brief description of the background and business experience of our executive officers and directors.

Herdev S. Rayat – President, Director and Chief Executive Officer. Since 1994, Mr. Rayat has served as President of Thor-West Management Group, Inc., a privately held management and consulting Company. Since 2003, Mr. Rayat has served as President of First Avenue Venture Partners, Inc., a privately held Company specializing in investing in early stage ventures. Mr. Rayat is a former founder of E Deal.net., a publicly traded Company now named International Energy, Inc. Mr. Rayat is neither an officer or director of International Energy, Inc.

Greg R. Thomson – Director. Mr. Thomson has been a professional geologist since 1992. Mr. Thomson graduated from the University of British Columbia in 1970 with a Bachelor of Science degree in Geology. From 1989 to 2000 Mr. Thomson worked for Teck Exploration Ltd., as a senior project geologist. From May 2000 to present Mr. Thomson has been a consultant to junior and senior mining exploration companies as a contract exploration geologist. Mr. Thomson is not a Director or Officer of any other public company.

We do not currently pay our officers or directors any salary or consulting fees. Mr. Thomson received $500 per report, or $1,500 in the aggregate (paid by Laird Exploration Ltd.), in connection with his work in the preparation of the Summary Reports on each of our properties; Mr. Thomson received these payments prior to his joining our board of directors on September 15, 2006.

Promoters

Mr. Herdev S. Rayat has been a promoter of the Company since our inception.  See “Certain Relationships and Related Transactions.”

Family Relationships

There are no family relationships among our directors, executive officers or persons nominated or chosen by us to become directors or executive officers.

Legal Proceedings

During the past five years, none of our directors, executive officers, promoters or control persons has been:

(1)

the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

(2)

convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3)

subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

(4)

found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws.  Our officers are appointed by our directors and hold office until removed by the board.

Significant Employees

We have no employees.  We conduct our business through verbal agreements with consultants and arms-length third parties on an as needed basis. Currently we have a verbal agreement with our consulting geologist, which includes his reviewing all of the results from the exploratory work performed on the site and making recommendations based on those results in exchange for payments equal to the usual and customary rates received by geologists performing similar consulting services.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our president and chief financial officer for all services rendered in all capacities to us for the period from inception to September 30, 2006.

	Annual Compensation				Long-Term Compensation
Name	Title	Period	Salary	Bonus	Other Annual Compen- sation	Restricted Stock Award	Options /SARS (#)	LTIP Payouts	All Other Compen- sation
Herdev S. Rayat	President CFO and Secretary	May 3, 2006(1) to October 31, 2006	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Greg Thomson	Director	September 2006 (1) to October 31, 2006	Nil	Nil	Nil	Nil	Nil	Nil	Nil

(1) Inception.

We do not pay to our directors or officers any salary or consulting fee. We anticipate that compensation may be paid to an officer in the event that we decide to proceed with any additional exploration programs beyond the initial stage two-phase program.

We do not pay to our directors any compensation for serving on our board of directors.

Stock Option Grants

We don not have any stock option or other equity incentive plans. We have not granted any stock options to the executive officers since our inception.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of shares of our common stock beneficially owned as of July 31 2006 by each person (including any group) known to us to own more than five percent (5%) of any class of our voting securities; each of our directors; each named executive officer; and all of our officers and directors as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percentage of Class Before Offering (1)	Percentage of Class After Offering (2)
Herdev S. Rayat (3)	10,000,000	88%	80%
All Officers and Directors as a Group (2 persons)	10,000,000	88%	80%

(1)  The percentage of class is based on the number of shares of common stock issued and outstanding as of July 31, 2006.

(2)  Assumes the sale of the maximum number of Units.

(3)  Mr.  Rayat is our President, CFO, Secretary and director.

The persons named above have full voting and investment power with respect to the shares indicated.  Under the rules of the SEC, a person (or group of persons) is deemed to be a “beneficial owner” of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security.  Accordingly, more than one person may be deemed to be a beneficial owner of the same security.  A person is also deemed to be a beneficial owner of any security which that person has the right to acquire within 60 days, such as options or warrants to purchase our common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our proposed business raises potential conflicts of interests between us and certain of our officers and directors. Except as set forth below there have been no transactions since inception or proposed transactions, to which we were or are a party, in which any of our directors, executive officers, or shareholders owning more than 10% of issued and outstanding stock have an interest (or any relative or spouse of any of the foregoing persons who has the same home address as such person), had or have a direct or indirect material interest.

Certain of our directors may in the future act as directors of other mineral resource companies and, to the extent that such other companies may participate in ventures in which we may participate, our directors may have a conflict of interest in negotiating and concluding terms regarding the extent of such participation.  In the event that such a conflict of interest arises at a meeting of our directors, a director who has such a conflict will abstain from voting for or against the approval of such participation or such terms.  In appropriate cases, we will establish a special committee of independent directors to review a matter in which several directors, or management, may have a conflict.  From time to time, several companies may participate in the acquisition, exploration and development of natural resource properties thereby allowing for their participation in larger programs, involvement in a greater number of programs and reduction of the financial exposure with respect to any one program.  It may also occur that a particular company will assign all or a portion of our interest in a particular program to another of these companies due to the financial position of the company making the assignment.

In determining whether we will participate in a particular program and the interest therein to be acquired by it, the directors will primarily consider the potential benefits to us, the degree of risk to which we may be exposed and our financial position at that time.  Other than as indicated, we have no other procedures or mechanisms to deal with conflicts of interest.  We are not aware of the existence of any conflict of interest as described herein.

On May 3, 2006, we issued 10,000,000 shares of our common stock to our President and Director, Herdev S. Rayat in consideration of the payment of $10,000.

Mr. Thomson received $500 per report, or $1,500 in the aggregate (paid by Laird Exploration Ltd.), in connection with his work in the preparation of the Summary Reports on each of our properties; Mr. Thomson received these payments prior to his joining our board of directors on September 15, 2006.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is presently no public market for our common stock.  It is possible that a trading market will not develop.  To date, neither we nor anyone acting on our behalf has taken any affirmative steps to retain or encourage any broker/dealer to act as a market maker for our common stock.  Further, there have been no discussions or understandings, preliminary or otherwise, between us or anyone acting on our behalf and any market maker regarding the participation of any market maker in the future trading market, if any, for our common stock.

The development of a public market for our common stock will make an investment in our common stock more attractive to future investors. In the near future, in order for us to continue with our mineral exploration program, we will need to raise additional capital.  We believe that by obtaining reporting company status under the 1934 Act increase our ability to raise these additional funds from investors will be enhanced.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks.  Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system.  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of securities law; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information as is in such form including language, type, size and format, as the SEC shall require by rule or regulation.

The broker-dealer also must provide the customer, prior to effecting any transaction in a penny stock, with (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statement showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stock, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules.  Therefore, if our common stock becomes subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders of our Common Stock

As of the date of this prospectus, we had 38 holders of record of our common stock.

Rule 144 Shares

A total of 11,405,000 shares of our common stock will be available for resale to the public after December 1, 2007 in accordance with the volume and trading limitations of Rule 144 of the 1933 Act.

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company’s common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

•

one percent of the number of shares of the company’s common stock then outstanding, which, in our case, will equal approximately 114,050 shares as of the date of this prospectus; or

•

the average weekly trading volume of the company’s common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Under Rule 144(k), a person who is not one of the company’s affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Stock Option Grants

To date, we have not granted any stock options.

Registration Rights

To date, we have not granted registration rights.

Dividends

There are no restrictions in our Articles of Incorporation or bylaws that prevent us from declaring dividends.  The Nevada Revised Statutes, however, do prohibit us from declaring dividends where after giving effect to the distribution of the dividend:

•

we would not be able to pay our debts as they become due in the usual course of business; or

•

our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 76,000,000 shares of common stock, $0.001 per share. As at October 31 2006, 11,405,000 shares of our common stock were issued and outstanding, and owned by 38 stockholders of record.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors.  Except as otherwise required by law the holders of our common stock will possess all voting power.  Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy.  Holders of our common stock representing a majority of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders.  A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation.  Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

The holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefore.

Upon liquidation, dissolution or winding up, the holders of shares of our common stock will be entitled to receive pro rata all assets available for distribution to such holders.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Dividend Policy

We have never declared or paid any cash dividends on our common stock.  We currently intend to retain future earnings, if any, to finance the expansion of our business.  As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

There are currently no warrants outstanding. Two types of warrants are being offered pursuant to this prospectus. A Class A Non-redeemable Warrant which entitles its to purchase one share of common stock for $0.50; and a Class B Redeemable Warrant which entitles its holder to purchase one share of common stock for $0.55. Each of the warrants will be exercisable at any time for a period of five years from the date of issuance. . A maximum of 1,000,000 shares of common stock are issuable upon the exercise of the Class A Non-redeemable Warrants. A maximum of 1,000,000 shares of common stock are issuable upon the exercise of the Class B Non-redeemable Warrants.

Holders of either the Class A Non-redeemable Warrants or the Class B Non-redeemable Warrants will not have, solely as a result of such ownership, the rights attaching to our common stock.

Options

We have not issued, and do not have outstanding, any options to purchase shares of our common stock.

Convertible Securities

We have not issued, and do not have outstanding, any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Nevada Anti-Takeover Laws

Nevada Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply.  Our Articles of Incorporation and bylaws do not state that these provisions do not apply.  The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things.  The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation.  Because of these conditions, the statute currently does not apply to our company.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

There are no dividend restrictions that limit our ability to pay dividends on our common stock in our Articles of Incorporation or Bylaws. Chapter 78 of the NRS does provide certain limitations on our ability to declare dividends. Section 78.288 of Chapter 78 of the NRS prohibits us from declaring dividends where, after giving effect to the distribution of the dividend:

LEGAL MATTERS

The validity of the issuance of the common stock offered hereby has been passed upon for us by Sierchio Greco & Greco, LLP, of New York, New York.

EXPERTS

Peterson Sullivan P.L.L.C certified public accountants, has audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit report.  Peterson Sullivan has presented their report with respect to our audited financial statements.  The report of Peterson Sullivan P.L.L.C. is included in reliance upon their authority as experts in accounting and auditing.

Gregory R. Thomson and James Laird, Laird Exploration Ltd, professional consulting geologists, have provided us with a geology report on each of the Goldstar Property, the Rosewall Gold Property and the Waterloo Creek Property.  Mr. Thomson is one of our directors.  The reports were prepared by Mr. Thomson prior to his becoming a director.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Except as set forth herein, no expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect in the registrant or any of its parents or subsidiaries.  Nor was any such person connected with the registrant or any of it is parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

We have had no changes in or disagreements with our accountants.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation provide that we will indemnify an officer, director, or former officer or director, to the full extent permitted by law.  We have been advised that in the opinion of the SEC indemnification for liabilities arising under the 1933 Act is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction.  We will then be governed by the court’s decision.

AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the 1933 Act with the SEC with respect to the shares of our common stock offered through this prospectus.  This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statements and exhibits.  Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company.  We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving the company, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials.  You may inspect the registration statement, exhibits and schedules filed with the SEC at its principal office in Washington, D.C.  Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.  The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the SEC.  Our registration statement and the referenced exhibits can also be found on this site.

If we are not required to provide an annual report to our security holders, we intend to voluntarily do so when otherwise due, and will attach audited financial statements with such report.

FINANCIAL STATEMENTS

DUKE MOUNTAIN RESOURCES, INC.
(An Exploration Stage Company)

BALANCE SHEET
October 31, 2006
(Unaudited)

(Expressed in U.S. Dollars)

ASSETS
Current assets
Cash and cash equivalents	$174,763
Interest receivable	359
Total current assets	175,122

Mineral Rights	40,000

Total assets	$215,122

LIABILITIES
Current
Accounts payable and accrued liabilities	$489

Total liabilities	489

STOCKHOLDERS' EQUITY

Stockholders' Deficiency
Common stock: $0.001 par value; Authorized: 76,000,000
Issued and outstanding: 11,405,000	11,405
Additional paid-in capital	210,595
Loss accumulated during the exploration stage	(7,367)

Total stockholders' deficiency	214,633

Total liabilities and stockholders' deficiency	$215,122

(The accompanying notes are an integral part of these financial statements)

DUKE MOUNTAIN RESOURCES, INC.
(An Exploration Stage Company)

STATEMENTS OF OPERATIONS
For the 3 months ended October 31, 2006 and from May 3, 2006 (Inception) through Oct 31, 2006
Unaudited
		From Inception
	Three months ended	(May 3, 2006)
	October 31,	to October 31,
(Expressed in U.S. Dollars)	2006	2006

Revenue	$-	$-

Expenses
Administrative and general	$305	$2,237
Professional fees- accounting and legal	489	5,489

	794	7,726

Operating Loss	(794)	(7,726)

Other income and expenses
Interest income	359	359
	359	359

Net loss available to common shareholders	$(435)	$(7,367)

Loss per share - basic and diluted	-

Weighted average number of common shares
outstanding - basic and diluted	11,405,000

(The accompanying notes are an integral part of these financial statements)

DUKE MOUNTAIN RESOURCES, INC.
(An Exploration Stage Company)

STATEMENT OF STOCKHOLDERS' DEFICIENCY
from Inception (May 3, 2006) to October 31, 2006
(Unaudited)
				Loss accumulated	Total
				during	Stockholders'
	Common Stock		Additional	exploration	equity
(Expressed in U.S. Dollars)	Shares	Amount	paid-in capital	stage	(deficiency)

Balance, May 3, 2006
Common stock issued for cash in private
placement, May 3, 2006	10,000,000	$10,000	$-	$-	$10,000

Common stock issued for cash in private
placement, May 19, 2006	1,000,000	1,000	49,000	-	50,000

Common stock issued for cash in private
placement, May 31, 2006	405,000	405	161,595	-	162,000

Net Income (loss)
Loss from inception	-	-	-	(6,932)	(6,932)

Balance, July 31, 2006	11,405,000	11,405	210,595	(6,932)	215,068

Net Income (loss)
Loss				(435)	(435)

Balance, October 31, 2006	11,405,000	$11,405	$210,595	$(7,367)	$214,633
(The accompanying notes are an integral part of these financial statements)

DUKE MOUNTAIN RESOURCES, INC.
(An Exploration Stage Company)

STATEMENTS OF CASH FLOWS
For ThreeMonths Ended October 31, 2006 and from May 3, 2006 (Inception)
Through October 31, 2006
(Unaudited)
		From Inception
	For Three Months	(May 3, 2006)
	Ended October 31,	to October 31,
(Expressed in U.S. Dollars)	2006	2006

Cash flows from (used in) operating activities
Net Loss	$(435)	$(7,367)
Change in assets and liabilities
Increase in accounts payable	489	489
Increase in interest receivable	(359)	(359)
	(305)	(7,237)

Cash flows used in investing activities
Purchase of mineral property rights	-	(40,000)
	-	(40,000)

Cash flows from financing activities
Proceed from issuance of common stock	10,000	222,000
	10,000	222,000

Increase (decrease) in cash and cash equivalents	9,695	174,763

Cash and cash equivalents, beginning of period	165,068	-
Cash and cash equivalents, end of period	$174,763	$174,763

Supplemental disclosure of cash flow information:
Interest paid in cash	$-	$-
Income tax paid in cash	$-	$-

Non-cash Investing and Financing Activities:
Common stock issued for services	$-	$-
Issuance of common stock as stock offering costs	$-	$-

(The accompanying notes are an integral part of these financial statements)

DUKE MOUNTAIN RESOURCES, INC.

(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

Note 1.  The Company and Significant Accounting Policies

Organization

Duke Mountain Resources, Inc. ("Duke Mountain"), a Nevada Corporation, was formed on May 3, 2006 as a mineral exploration and development company focused on the acquisition, exploration, and the development of gold, silver and base metal properties in which it holds an interest.

Duke Mountain controls over 1,045 hectares of mineral claims.

Going Concern

Duke Mountain is a young company and has incurred net operating losses since its inception on May 3, 2006.  Duke Mountain's ability to continue as a going concern is dependent on obtaining additional financing and/or achieving a sustainable profitable level of operations.  Duke Mountain expects to obtain additional financing through the issuance of additional equity securities.  This will dilute the interests of current shareholders.

Cash & Cash Equivalents

Cash and cash equivalents include bank deposits and a term deposit with an original maturity date of three months or less. Duke Mountain occasionally has cash with financial institutions in excess of insured limits.

Mineral Rights

Mineral rights consist of direct costs to obtain the mineral claims. If mineral rights costs are capitalized and Duke Mountain determines it is not economically feasible to develop the claim, the costs are immediately expensed. Also, mineral rights costs are not capitalized at an amount more than the anticipated  recovery from the claim area. Mineral rights costs associated  with specific areas  will be amortized as minerals are received from the areas. As of July 31, 2006, there were no mining activities, so there has been no amortization.

All other costs related to the exploration and development of unproven properties are expensed  as incurred.

Earnings per Share and Potentially Dilutive Securities

Basic loss per share is computed by dividing the net loss available to common stockholders by the weighted average number of common shares outstanding in the period.  Diluted loss per share takes into consideration common shares outstanding (computed under basic earnings per share) and potentially dilutive securities. Duke Mountain has no potentially dilutive securities, so basic and diluted loss per share are the same.

Income Taxes

Income taxes are accounted for under the asset and liability method.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  To the extent that it is not considered to be more likely than not that a deferred tax asset will be realized, a valuation allowance is provided.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from those estimates.

Recent Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation (FIN) No. 48, “Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109.”  This Interpretation provides guidance for recognizing and measuring uncertain tax positions, as defined in Statement of Financial Accounting Standards (SFAS) No. 109, “Accounting for Income Taxes.”  FIN No. 48 prescribes a threshold condition that a tax position must meet for any of the benefit of an uncertain tax position to be recognized in the financial statements.  Guidance is also provided regarding derecognition, classification and disclosure of uncertain tax positions.  FIN No. 48 is effective for fiscal years beginning after December 15, 2006.  Duke Mountain does not expect that this Interpretation will have a material impact on their financial position, results of operations or cash flows.

Note 2.  Related Party Transactions

On May 19, 2006 and June 16, 2006 the President & CEO of Duke Mountain acquired three mineral claims on the Company's behalf.  Under the British Columbia Mineral Tenure Act, the title to British Columbia mineral claims can only be held by individuals or British Columbia corporations. Since Duke Mountain is a Nevada Corporation, the President & CEO is holding the mineral claims in trust, until Duke Mountain requests the transfer.

On May 3, 2006, Duke Mountain completed a private placement with the President & CEO where by 10,000,000 shares were purchased for $10,000 at $0.001 per share.

Note 3.  Income Taxes

The difference between the statutory federal tax rate and the tax provision of zero recorded by Duke Mountain is primarily due to Duke Mountain's full valuation allowance against its deferred tax assets.  As of October 31, 2006, Duke Mountain did not have any income for tax purposes and, therefore, no tax liability or expense has been recorded in these consolidated financial statements.

Duke Mountain has tax losses of approximately $7,000 available to reduce future taxable income.  The tax losses expire in 2026.

The deferred tax asset associated with the tax loss carry forward is approximately $1,000.  A full valuation allowance has been set up against the deferred tax asset.

Note 4.  Private Placements

On May 19, 2006 Duke Mountain completed a private placement for $50,000 where investors purchased 1,000,000 shares for $0.05 per share.  On May 31, 2006 a second private placement was completed for $162,000 where investors purchased 405,000 shares for $0.40 per share.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Duke Mountain Resources, Inc.

Vancouver, BC  CANADA

We have audited the accompanying balance sheet of Duke Mountain Resources, Inc. (an exploration stage company) as of July 31, 2006, and the related statements of operations, stockholders' equity, and cash flows for the period from May 3, 2006 (inception) to July 31, 2006.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Duke Mountain Resources, Inc. as of July 31, 2006, and the results of its operations and its cash flows for the period from May 3, 2006 (inception) to July 31, 2006, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company has experienced losses from operations since inception and has a deficit accumulated during the exploration stage.  These conditions raise substantial doubt about the Company's ability to continue as a going concern.  Management's plans regarding these matters are also described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PETERSON SULLIVAN PLLC

September 19, 2006

Seattle, Washington

DUKE MOUNTAIN RESOURCES, INC.

(An Exploration Stage Company)

BALANCE SHEET

July 31, 2006

ASSETS
Current Assets
Cash	$165,068
Subscription receivable	10,000
Total current assets	175,068
Mineral Rights	40,000
$215,068
SHAREHOLDERS' EQUITY
Shareholders' Equity
Common stock, $.001 par value; 76,000,000 shares authorized,
11,405,000 issued and outstanding at July 31, 2006)	$11,405
Additional paid-in capital	210,595
Deficit accumulated during the exploration stage	(6,932)
$215,068

DUKE MOUNTAIN RESOURCES, INC.

(An Exploration Stage Company)

STATEMENT OF OPERATIONS

For the Period From Inception (May 3, 2006) to July 31, 2006

Revenue	$-
Operating and administrative expenses
Advertising and promotional	886
Interest and bank charges	31
Licenses and fees	355
Office	660
Professional fees	5,000
6,932
Net loss for the period	$(6,932)
Basic and diluted net loss per common share	$(0.00)
Weighted average number of common shares outstanding	9,334,157

DUKE MOUNTAIN RESOURCES, INC.

(An Exploration Stage Company)

STATEMENT OF SHAREHOLDERS' EQUITY

For the Period From Inception (May 3, 2006) to July 31, 2006

	Common Stock		Additional	Deficit Accumulated During the Exploration	Total Shareholders'
	Shares	Amount	Paid-In Capital	Stage	Equity
Balances, May 3, 2006	-	$-	$-	$-	$-
Common stock issued for cash in private
placement, May 3, 2006	10,000,000	10,000			10,000
Common stock issued for cash in private
placement, May 19, 2006	1,000,000	1,000	49,000		50,000
Common stock issued for cash in private
placement, May 31, 2006	405,000	405	161,595		162,000
Net loss				(6,932)	(6,932)
Balances, July 31, 2006	11,405,000	$11,405	$210,595	$(6,932)	$215,068

DUKE MOUNTAIN RESOURCES, INC.

(An Exploration Stage Company)

STATEMENT OF CASH FLOWS

For the Period From Inception (May 3, 2006) to July 31, 2006

Cash Flows from Operating Activities
Net loss for the year and net cash flows for operating activities	$(6,932)
Cash Flows from Investing Activity
Investment in mineral rights	(40,000)
Cash Flows from Financing Activity
Proceeds from private placement	212,000
Net change in cash and cash balance, end of period	$165,068

NOTES TO FINANCIAL STATEMENTS

Note 1.  The Company and Significant Accounting Policies

Organization

Duke Mountain Resources, Inc. ("Duke Mountain"), a Nevada Corporation, was formed on May 3, 2006, as a mineral exploration and development company focused on the acquisition, exploration, and the development of gold, silver, and base metal properties in which it holds an interest.

Duke Mountain controls over 1,045 hectares of mineral claims.

Going Concern

Duke Mountain is an early stage exploration company and has incurred net operating losses since its inception on May 3, 2006.  Duke Mountain's ability to continue as a going concern is dependent on obtaining additional financing and/or achieving a sustainable profitable level of operations.  Duke Mountain expects to obtain additional financing through the issuance of additional equity securities.  This will dilute the interests of current shareholders.

Cash

Cash consists of one checking account.  Duke Mountain occasionally has cash with financial institutions in excess of insured limits.

Mineral Rights

Mineral rights consist of direct costs to obtain the mineral claims.  If mineral rights costs are capitalized and Duke Mountain determines it is not economically feasible to develop the claim, the costs are immediately expensed.  Also, mineral rights costs are not capitalized at an amount more than the anticipated recovery from the claim area.  Mineral rights costs associated with specific areas will be amortized as minerals are received from the areas.  As of July 31, 2006, there were no mining activities, so there has been no amortization.

All other costs related to the exploration and development of unproven properties are expensed as incurred.

Earnings per Share and Potentially Dilutive Securities

Basic loss per share is computed by dividing the net loss available to common stockholders by the weighted average number of common shares outstanding in the period.  Diluted loss per share takes into consideration common shares outstanding (computed under basic earnings per share) and potentially dilutive securities.  Duke Mountain has no potentially dilutive securities, so basic and diluted loss per share are the same.

Income Taxes

Income taxes are accounted for under the asset and liability method.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  To the extent that it is not considered to be more likely than not that a deferred tax asset will be realized, a valuation allowance is provided.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from those estimates.

Recent Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation ("FIN") No. 48, “Accounting for Uncertainty in Income Taxes-an Interpretation of FASB Statement No. 109.”  This Interpretation provides guidance for recognizing and measuring uncertain tax positions, as defined in Statement of Financial Accounting Standards ("SFAS") No. 109, “Accounting for Income Taxes.”  FIN No. 48 prescribes a threshold condition that a tax position must meet for any of the benefit of an uncertain tax position to be recognized in the financial statements.  Guidance is also provided regarding derecognition, classification and disclosure of uncertain tax positions.  FIN No. 48 is effective for fiscal years beginning after December 15, 2006.  Duke Mountain does not expect that this Interpretation will have a material impact on their financial position, results of operations or cash flows.

Note 2.  Related Party Transactions

On May 19, 2006, and June 16, 2006, the President & Chief Executive Officer of Duke Mountain acquired three mineral claims on the Company's behalf.  Under the British Columbia Mineral Tenure Act, the title to British Columbia mineral claims can only be held by individuals or British Columbia corporations.  Since Duke Mountain is a Nevada Corporation, the President and Chief Executive Officer is holding the mineral claims in trust, until Duke Mountain requests the transfer.

On May 3, 2006, Duke Mountain completed a private placement with the President and Chief Executive Officer for 10,000,000 shares.

Note 3.  Income Taxes

The difference between the statutory federal tax rate and the tax provision of zero recorded by Duke Mountain is primarily due to Duke Mountain's full valuation allowance against its deferred tax assets.  As of July 31, 2006, Duke Mountain did not have any income for tax purposes and, therefore, no tax liability or expense has been recorded in these financial statements.

Duke Mountain has tax losses of approximately $7,000 available to reduce future taxable income.  The tax losses expire in 2026.

The deferred tax asset associated with the tax loss carry forward is approximately $1,000.  A full valuation allowance has been established against the deferred tax asset.

Note 4.  Private Placement/Subscription Receivable

On May 19, 2006, Duke Mountain completed a private placement for $50,000 where investors purchased 1,000,000 shares for $0.05 per share.  On May 31, 2006, a second private placement was completed for $162,000 (of which $152,000 was collected by July 31, 2006, and the remaining $10,000 was collected on August 4, 2006) where investors purchased 405,000 shares for $0.40 per share.

Part II

Information Not Required In the Prospectus

Item 24.  Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the governing Nevada statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company’s articles of incorporation.  Our Articles of Incorporation do not contain any limiting language regarding director immunity from liability.  Excepted from this immunity are:

•

a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

•

a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

•

a transaction from which the director derived an improper personal profit; and

•

willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

•

such indemnification is expressly required to be made by law;

•

the proceeding was authorized by our board of directors;

•

such indemnification is provided by us, in our sole discretion, pursuant to the powers vested in us under Nevada law; or

•

such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

Item 25.

Other Expenses of Issuance and Distribution

The estimated costs of this offering are as follows:

SEC registration fee	$156
Transfer Agent fees	$1,000
Accounting fees and expenses	$6,000
Legal fees and expenses	$25,000
Miscellaneous expenses	$2,844
Total:	$35,000

All amounts are estimates, other than the SEC’s registration fee.

Item 26.

Recent Sales of Unregistered Securities

Since inception we have offered and sold the following shares of common stock which were not registered under the Securities Act of 1933, as amended:

In May 2006, we offered and sold 10,000,000 shares to Herdev S. Rayat, a resident of British Columbia, Canada, at $0.001 per share for cash proceeds of $10,000.  The shares were issued to Mr. Rayat pursuant to the exemption from the registration requirements of the Securities Act afforded by Section 4(2) thereof and Regulation S as promulgated thereunder. We relied on an exemption afforded by National Instrument 45-106 for the offer and sale of the shares to Mr. Rayat in British Columbia.

On May 19, 2006, we offered and sold an aggregate of 1,000,000 share to 7 individuals all of whom were residents of British Columbia, Canada, at $0.05 per share for cash proceeds of $50,000.  The shares were issued to these individuals pursuant to the exemption from the registration requirements of the Securities Act afforded by Regulation S as promulgated under the Securities Act. We relied on an exemption afforded by National Instrument 45-106 for the offer and sale of the shares to these individuals in British Columbia.

On May 31, 2006, we offered and sold an aggregate of 405,000 shares to a total of 30 individuals  all of whom were residents of British Columbia, Canada, at $0.40 per share for cash proceeds of $162,000.  The shares were issued to these individuals pursuant to the exemption from the registration requirements of the Securities Act afforded by Regulation S as promulgated under the Securities Act. We relied on an exemption afforded by National Instrument 45-106 for the offer and sale of the shares to these individuals in British Columbia.

Item 27.

Exhibits and Financial Statement Schedules

Exhibit
Number	Description
3.1	Articles of Incorporation*
3.2	Bylaws as amended*
4.1	Form of class A non-redeemable Warrant*
4.2	Form of class B non-redeemable Warrant*
5.1	Opinion of Sierchio Greco & Greco, LLP
10.1	Property Acquisition Agreement dated June 16, 2006 by and among Duke Mountain Resources, Inc. Herdev S. Rayat and James W. Laird (Goldstar)*
10.2	Property Acquisition Agreement dated June 16, 2006 by and among Duke Mountain Resources, Inc. Herdev S. Rayat and James W. Laird (Rosewall)*
10.3	Property Acquisition Agreement dated June 16, 2006 by and among Duke Mountain Resources, Inc. Herdev S. Rayat and James W. Laird (Waterloo)*
10.5	Geological Report on the Goldstar Property*
10.6	Geological Report on the Rosewall Gold Property*
10.7	Geological Report on the Waterloo Creek Property*
10.8	Bank Account Agreement with CIBC
23.1	Consent of Sierchio Greco & Greco, LLP
23.2	Consent of Peterson Sullivan, PLLC, Registered Public Accountants
23.3	Consent of Greg Thomson B.Sc., P. and Geo. James Laird, Laird Exploration Ltd. Consulting Geologists
99.1	Form Subscription Agreement

*Previously Filed.

Item 28. Undertakings

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

 For purposes of determining liability under the Securities Act of 1933 to any purchaser:

(i) if the registrant is relying Rule 430B,

(A)

 Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed   prospectus was deemed part of and included in the registration statement; and

(B)

Each prospectus required to be filed pursuant to Rule 424(b)(2),

(b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer, and   any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the   registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of   contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)

If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other that prospectuses filed in   reliance on Rule 430A, shall be deemed to be part of and included in the   registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 24 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, British Columbia, Canada on March 20, 2007.

DUKE MOUNTAIN RESOURCES, INC.

By:  /s/ “Herdev S. Rayat”

Herdev S. Rayat, President, Chief Financial Officer, Principal Accounting Officer and Director

Gregory R. Thomson, Director

By: /s/ “Herdev S. Rayat

Herdev S. Rayat, Attorney-in-Fact

EXHIBIT INDEX

As Filed with the United States Securities and Exchange Commission on March 20, 2007

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DUKE MOUNTAIN RESOURCES, INC.

Exhibit
Number	Description
3.1	Articles of Incorporation*
3.2	Bylaws as amended*
4.1	Form of class A non-redeemable Warrant*
4.2	Form of class B non-redeemable Warrant*
5.1	Opinion of Sierchio Greco & Greco, LLP
10.1	Property Acquisition Agreement dated June 16, 2006 by and among Duke Mountain Resources, Inc. Herdev S. Rayat and James W. Laird (Goldstar)*
10.2	Property Acquisition Agreement dated June 16, 2006 by and among Duke Mountain Resources, Inc. Herdev S. Rayat and James W. Laird (Rosewall)*
10.3	Property Acquisition Agreement dated June 16, 2006 by and among Duke Mountain Resources, Inc. Herdev S. Rayat and James W. Laird (Waterloo)*
10.5	Geological Report on the Goldstar Property*
10.6	Geological Report on the Rosewall Gold Property*
10.7	Geological Report on the Waterloo Creek Property*
10.8	Bank Account Agreement with CIBC
23.1	Consent of Sierchio Greco & Greco, LLP
23.2	Consent of Peterson Sullivan, PLLC, Registered Public Accountants
23.3	Consent of Greg Thomson B.Sc., P. and Geo. James Laird, Laird Exploration Ltd. Consulting Geologists
99.1	Form of Subscription Agreement

* Previously Filed.